Exhibit 99.1

Assured Guaranty Municipal Corp.

Consolidated Financial Statements

(Unaudited)

September 30, 2014

ASSURED GUARANTY MUNICIPAL CORP.

Assured Guaranty Municipal Corp.
Consolidated Balance Sheets (unaudited)
(dollars in millions except per share and share amounts)

	As of September 30, 2014	As of December 31, 2013
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $5,871 and $5,394)	$6,142	$5,522
Short-term investments, at fair value	232	667
Other invested assets (includes Surplus Note from affiliate of $300 and $300)	408	406
Total investment portfolio	6,782	6,595
Cash	32	53
Premiums receivable, net of commissions payable	526	578
Ceded unearned premium reserve	1,004	1,047
Reinsurance recoverable on unpaid losses	99	66
Salvage and subrogation recoverable	269	140
Credit derivative assets	90	98
Deferred tax asset, net	134	331
Financial guaranty variable interest entities’ assets, at fair value	847	1,691
Other assets	181	190
Total assets	$9,964	$10,789
Liabilities and shareholder's equity
Unearned premium reserve	$3,403	$3,652
Loss and loss adjustment expense reserve	369	273
Reinsurance balances payable, net	208	217
Notes payable	20	39
Credit derivative liabilities	300	326
Current income tax payable	83	114
Financial guaranty variable interest entities’ liabilities with recourse, at fair value	874	1,275
Financial guaranty variable interest entities’ liabilities without recourse, at fair value	112	686
Other liabilities	348	366
Total liabilities	5,717	6,948
Commitments and contingencies (See Note 14)
Preferred stock ($1,000 par value, 5,000.1 shares authorized; 0 shares issued and outstanding)	—	—
Common stock ($45,455 par value, 330 shares authorized; issued and outstanding)	15	15
Additional paid-in capital	1,000	1,051
Retained earnings	2,732	2,400
Accumulated other comprehensive income, net of tax of $99 and $45	170	86
Total shareholder's equity attributable to Assured Guaranty Municipal Corp.	3,917	3,552
Noncontrolling interest	330	289
Total shareholder's equity	4,247	3,841
Total liabilities and shareholder's equity	$9,964	$10,789

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Operations (unaudited)
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues
Net earned premiums	$95	$108	$274	$393
Net investment income	68	63	198	175
Net realized investment gains (losses):
Other-than-temporary impairment losses	(17)	(1)	(44)	(15)
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	3	5	(9)	(2)
Net impairment loss	(20)	(6)	(35)	(13)
Other net realized investment gains (losses)	2	(1)	12	(4)
Net realized investment gains (losses)	(18)	(7)	(23)	(17)
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	6	10	24	39
Net unrealized gains (losses)	6	57	17	35
Net change in fair value of credit derivatives	12	67	41	74
Fair value gains (losses) on committed capital securities	2	4	(4)	0
Fair value gains (losses) on financial guaranty variable interest entities	49	37	220	259
Other income (loss)	(17)	18	7	(7)
Total revenues	191	290	713	877
Expenses
Loss and loss adjustment expenses	(55)	30	(23)	34
Amortization of deferred ceding commissions	(4)	(2)	(9)	(24)
Interest expense	1	2	2	5
Other operating expenses	25	27	82	82
Total expenses	(33)	57	52	97
Income (loss) before income taxes	224	233	661	780
Provision (benefit) for income taxes:
Current	(9)	43	38	124
Deferred	76	28	162	120
Total provision (benefit) for income taxes	67	71	200	244
Net income (loss)	157	162	461	536
Less: Noncontrolling interest	9	10	24	10
Net income (loss) attributable to Assured Guaranty Municipal Corp.	$148	$152	$437	$526

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Comprehensive Income (unaudited)
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income (loss)	$157	$162	$461	$536
Unrealized holding gains (losses) arising during the period on:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $1, $1, $50 and $(54)	0	4	95	(99)
Investments with other-than-temporary impairment, net of tax provision (benefit) of $0, $(1), $(5) and $(17)	(1)	(2)	(12)	(32)
Unrealized holding gains (losses) arising during the period, net of tax	(1)	2	83	(131)
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit) of $(5), $(2), $(9) and $(6)	(10)	(2)	(17)	(10)
Other comprehensive income (loss)	9	4	100	(121)
Comprehensive income (loss)	166	166	561	415
Less: Comprehensive income (loss) attributable to noncontrolling interest	10	10	40	10
Comprehensive income (loss) of Assured Guaranty Municipal Corp.	$156	$156	$521	$405

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statement of Shareholder’s Equity (unaudited)
For the Nine Months Ended September 30, 2014
(dollars in millions, except share data)

	Common Shares Outstanding	Common Stock Par Value	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder's Equity Attributable to Assured Guaranty Municipal Corp.	Noncontrolling Interest	Total Shareholder's Equity
Balance at December 31, 2013	330	$15	$1,051	$2,400	$86	$3,552	$289	$3,841
Net income	—	—	—	437	—	437	24	461
Dividends	—	—	—	(105)	—	(105)	—	(105)
Other comprehensive income	—	—	—	—	84	84	16	100
Return of capital:
Repayment of Surplus Notes	—	—	(50)	—	—	(50)	—	(50)
Other	—	—	(1)	—	—	(1)	1	0
Return of capital	—	—	(51)	—	—	(51)	1	(50)
Balance at September 30, 2014	330	$15	$1,000	$2,732	$170	$3,917	$330	$4,247

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Cash Flows (unaudited)
(in millions)

	Nine Months Ended September 30,
	2014	2013
Net cash flows provided by (used in) operating activities	$210	$260
Investing activities
Fixed-maturity securities:
Purchases	(1,037)	(792)
Sales	244	145
Maturities	283	307
Net sales (purchases) of short-term investments	457	65
Proceeds from paydowns on financial guaranty variable interest entities’ assets	328	497
Loan to affiliate	—	7
Other investments	(2)	24
Net cash flows provided by (used in) investing activities	273	253
Financing activities
Dividends paid	(105)	(98)
Repayment of notes payable	(18)	(22)
Paydowns of financial guaranty variable interest entities' liabilities	(329)	(344)
Repayment of Surplus Notes	(50)	(50)
Net cash flows provided by (used in) financing activities	(502)	(514)
Effect of foreign exchange rate changes	(2)	(1)
Increase (decrease) in cash	(21)	(2)
Cash at beginning of period	53	47
Cash at end of period	$32	$45
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$64	$24
Interest	$3	$5

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements (unaudited)
September 30, 2014
1.    Business and Basis of Presentation

Business

Assured Guaranty Municipal Corp., formerly known as Financial Security Assurance Inc. (“AGM,” or together with its direct and indirect subsidiaries, the “Company”), a New York domiciled insurance company, is a wholly owned subsidiary of Assured Guaranty Municipal Holdings Inc. (“AGMH”). AGMH is an indirect and wholly owned subsidiary of Assured Guaranty Ltd. (“AGL” and, together with its subsidiaries, “Assured Guaranty”). AGL is a Bermuda based holding company that provides, through its operating subsidiaries, credit protection products to the United States (“U.S.”) and international public finance (including infrastructure) and structured finance markets.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience to offer financial guaranty insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment (“Debt Service”), the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. Obligations insured by the Company include bonds issued by U.S. state or municipal governmental authorities and notes issued to finance international infrastructure projects. AGM had previously offered insurance and reinsurance in the global structured finance market, but has not done so since mid-2008. The Company markets its financial guaranty insurance directly to issuers and underwriters of public finance bonds as well as to investors in such obligations. The Company guarantees obligations issued principally in the U.S., and has also guaranteed obligations issued in other countries and regions, including Europe and Australia. While AGM has ceased insuring new originations of asset-backed securities, a significant portfolio of such obligations remains outstanding and its wholly owned subsidiary Assured Guaranty (Europe) Ltd. (“AGE”) provides financial guarantees in the international public finance market and intends to provide such guarantees in the international structured finance market, subject to regulatory approval.

In the past, the Company sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps (“CDS”). Financial guaranty contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for financial guaranty insurance contracts. The Company’s credit derivative transactions are governed by International Swaps and Derivative Association, Inc. (“ISDA”) documentation.

The Company has not entered into any new CDS in order to sell credit protection since 2008. In addition, regulatory guidelines issued in 2009 that limited the terms under which such protection could be sold, and capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) also contributed to the Company not entering into such new CDS since 2009. The Company actively pursues opportunities to terminate existing CDS, which have the effect of reducing future fair value volatility in income and/or reducing rating agency capital charges.

Basis of Presentation

The unaudited interim consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows of the Company and its consolidated financial guaranty variable interest entities (“FG VIEs”) for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These unaudited interim consolidated financial statements are as of September 30, 2014 and cover the three-month period ended September 30, 2014 (“Third Quarter 2014”), the three-month period ended September 30, 2013 (“Third Quarter 2013”), the nine-month period ended September 30, 2014 (“Nine Months 2014”) and the nine-month period ended September 30, 2013 (“Nine Months 2013”). Certain financial information that is normally included in annual financial statements prepared in accordance with GAAP, but is not required for interim reporting purposes, has been condensed or omitted. The year-end balance sheet data was derived from audited financial statements.

The unaudited interim consolidated financial statements include the accounts of AGM, its direct and indirect subsidiaries (collectively, the “Subsidiaries”), and its consolidated FG VIEs. Intercompany accounts and transactions between and among all consolidated entities have been eliminated.

These unaudited interim consolidated financial statements should be read in conjunction with the annual consolidated financial statements of AGM included in Exhibit 99.1 in AGL's Form 8-K dated March 31, 2014, filed with the U.S. Securities and Exchange Commission (the “SEC”).

AGM's direct and indirect subsidiaries are as follows:

•AGE, organized in the United Kingdom ("U.K.") and 100% owned by AGM;

•	Municipal Assurance Holdings Inc. (“MAC Holdings”), incorporated in Delaware and 60.7% owned by AGM and 39.3% owned by AGM's affiliate, Assured Guaranty Corp. ("AGC"); and

•	Municipal Assurance Corp. ("MAC"), domiciled in New York and 100% owned by MAC Holdings.

2.    Rating Actions

Rating Actions

     When a rating agency assigns a public rating to a financial obligation guaranteed by AGM, AGE or MAC, it generally awards that obligation the same rating it has assigned to the financial strength of those insurance companies. Investors in products insured by AGM or MAC and guaranteed by AGE frequently rely on ratings published by the rating agencies because such ratings influence the trading value of securities and form the basis for many institutions’ investment guidelines as well as individuals’ bond purchase decisions. Therefore, the Company manages its business with the goal of achieving strong financial strength ratings. However, the methodologies and models used by rating agencies differ, presenting conflicting goals that may make it inefficient or impractical to reach the highest rating level. The methodologies and models are not fully transparent, contain subjective elements and data (such as assumptions about future market demand for the Company’s products) and change frequently. Ratings are subject to continuous review and revision or withdrawal at any time. If the financial strength ratings of one (or more) of AGM, AGE or MAC were reduced below current levels, the Company expects it could have adverse effects on the impacted insurance company's future business opportunities as well as the premiums the impacted company could charge for its insurance policies.

In the last several years, Standard & Poor's Ratings Services ("S&P") and Moody’s Investors Service, Inc. ("Moody's") have changed, multiple times, their financial strength ratings of AGM and AGE, or changed the outlook on such ratings. The rating agencies' most recent actions and proposals related to AGM and its subsidiaries are:

•
On March 18, 2014, S&P upgraded the financial strength ratings of AGM, AGE and MAC to AA (stable outlook) from AA- (stable outlook); it affirmed such ratings in a credit analysis issued on July 2, 2014.

•	On July 2, 2014, Moody's affirmed AGM's and AGE's A2 (stable outlook) financial strength ratings.

•
On July 15, 2014, Moody’s issued a “Request for Comment” on proposed changes to its credit rating methodology for financial guaranty insurance companies. While Moody’s noted that if changes to the credit rating methodology were adopted as proposed, Moody's does not expect to change outstanding ratings that it has assigned, there can be no assurance that the proposed changes will be adopted as proposed or that, even if they are, Moody’s would not change its ratings on AGM or AGE.

•	On August 4, 2014, Kroll Bond Rating Agency ("KBRA") affirmed MAC's AA+ (stable outlook) financial strength rating.

•	On November 13, 2014, KBRA assigned AGM a financial strength rating of AA+ (stable outlook).

There can be no assurance that any of the rating agencies will not take negative action on the financial strength ratings of AGM or its insurance subsidiaries in the future.

For a discussion of the effects of rating actions on the Company, see the following:

•	Note 6, Financial Guaranty Insurance Losses

•	Note 13, Reinsurance and Other Monoline Exposures

•	Note 15, Notes Payable and Credit Facilities (regarding the impact on AGM's insured leveraged lease transactions)

3.    Outstanding Exposure

The Company's financial guaranty contracts are written in either insurance or credit derivative form, but collectively are considered financial guaranty contracts. The Company seeks to limit its exposure to losses by underwriting obligations that are investment grade at inception, or in the case of restructurings of troubled credits, the Company may underwrite new issuances that one or more of the rating agencies may rate below-investment-grade ("BIG") as part of its loss mitigation strategy. The Company diversifies its insured portfolio across asset classes and in the structured finance portfolio, maintains rigorous subordination or collateralization requirements. Reinsurance is utilized in order to reduce net exposure to certain insured transactions.

The Company has issued financial guaranty insurance policies on public finance obligations and, prior to mid-2008, structured finance obligations. Public finance obligations insured by the Company consist primarily of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings.

Structured finance obligations insured by the Company are generally issued by special purpose entities including variable interest entities ("VIEs"), and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. Some of these VIEs are consolidated as described in Note 9, Consolidated Variable Interest Entities. Unless otherwise specified, the outstanding par and Debt Service amounts presented in this note include outstanding exposures on VIEs whether or not they are consolidated.

Debt Service and par outstanding exposures presented in these financial statements are presented on a consolidated basis. That is, amounts presented include 100% of the exposures of AGM, AGE and MAC, despite the fact that AGM indirectly owns only 60.7% of MAC.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance, rather than lifetime performance.

The Company monitors its investment grade credits to determine whether any new credits need to be internally downgraded to BIG and refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company’s view of the credit’s quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. The Company’s credit ratings on assumed credits are based on the Company’s reviews of low-rated credits or credits in volatile sectors, unless such information is not available, in which case, the ceding company’s credit rating of the transactions are used. The Company models the performance of many of its structured finance transactions as part of its periodic internal credit rating review of them.

Credits identified as BIG are subjected to further review to determine the probability of a loss. See Note 5, Expected Loss to be Paid, for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. For surveillance purposes, the Company calculates present value using a constant discount rate of 5%. (A risk-free rate is used for calculating the expected loss for financial statement purposes.)

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. The Company expects “future losses” on a transaction when the Company believes there is at least a

50% chance that, on a present value basis, it will pay more claims over the future of that transaction than it will have reimbursed. The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims which is a claim that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Components of Outstanding Exposure

Unless otherwise noted, ratings disclosed herein on Assured Guaranty's insured portfolio reflect Assured Guaranty's internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

Financial Guaranty Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	September 30, 2014	December 31, 2013	September 30, 2014	December 31, 2013
	(in millions)
Public finance	$486,746	$522,777	$359,210	$386,897
Structured finance	37,988	48,250	32,920	42,354
Total financial guaranty	$524,734	$571,027	$392,130	$429,251

Financial Guaranty Portfolio by Internal Rating
As of September 30, 2014

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$3,341	1.6%	$536	2.5%	$14,999	63.2%	$3,893	74.9%	$22,769	8.7%
AA	66,155	31.4%	368	1.7%	5,049	21.3%	328	6.3%	71,900	27.5%
A	113,277	53.6%	5,636	26.2%	192	0.8%	119	2.3%	119,224	45.6%
BBB	24,868	11.8%	13,875	64.6%	242	0.9%	258	5.0%	39,243	15.0%
BIG	3,317	1.6%	1,077	5.0%	3,267	13.8%	599	11.5%	8,260	3.2%
Total net par outstanding (excluding loss mitigation bonds)	$210,958	100.0%	$21,492	100.0%	$23,749	100.0%	$5,197	100.0%	$261,396	100.0%
Loss Mitigation Bonds	—		—		683		—		683
Net Par Outstanding (including loss mitigation bonds)	$210,958		$21,492		$24,432		$5,197		$262,079

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2013

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$4,012	1.8%	$524	2.4%	$20,283	66.7%	$5,551	78.0%	$30,370	10.6%
AA	74,478	32.7%	378	1.8%	5,718	18.8%	343	4.8%	80,917	28.2%
A	123,389	54.2%	5,611	25.8%	198	0.7%	193	2.8%	129,391	45.1%
BBB	22,091	9.7%	14,025	64.6%	382	1.2%	397	5.6%	36,895	12.9%
BIG	3,648	1.6%	1,171	5.4%	3,836	12.6%	629	8.8%	9,284	3.2%
Total net par outstanding (excluding loss mitigation bonds)	$227,618	100.0%	$21,709	100.0%	$30,417	100.0%	$7,113	100.0%	$286,857	100.0%
Loss Mitigation Bonds	—		—		627		—		627
Net Par Outstanding (including loss mitigation bonds)	$227,618		$21,709		$31,044		$7,113		$287,484

In addition to amounts shown in the tables above, at September 30, 2014, AGM had outstanding commitments to provide guaranties of $39 million for structured finance and $450 million for public finance obligations, of which up to $138 million can be used together with AGC, an affiliate of the Company. The structured finance commitments include the unfunded component of pooled corporate and other transactions. Public finance commitments relate to primary and secondary public finance debt issuances. The expiration dates for the public finance commitments range between October 5, 2014 and February 25, 2017, with $326 million expiring prior to December 31, 2014. The commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be canceled at the counterparty's request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

Components of BIG Portfolio

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of September 30, 2014

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in millions)
First lien U.S. RMBS:
Prime first lien	$—	$—	$—	$—	$60
Alt-A first lien	27	193	443	663	839
Option ARM	12	—	52	64	190
Subprime	47	493	585	1,125	2,559
Second lien U.S. RMBS:
Closed-end second lien	20	19	42	81	186
Home equity lines of credit (“HELOCs”)	902	—	207	1,109	1,307
Total U.S. RMBS	1,008	705	1,329	3,042	5,141
Trust preferred securities (“TruPS”)	—	—	—	—	44
Other structured finance	603	221	—	824	23,761
U.S. public finance	2,747	464	106	3,317	210,958
Non-U.S. public finance	694	383	—	1,077	21,492
Total	$5,052	$1,773	$1,435	$8,260	$261,396

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of December 31, 2013

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in millions)
First lien U.S. RMBS:
Prime first lien	$—	$—	$—	$—	$66
Alt-A first lien	—	259	450	709	900
Option ARM	7	—	141	148	359
Subprime	49	708	555	1,312	2,853
Second lien U.S. RMBS:
Closed-end second lien	8	20	57	85	204
HELOCs	1,239	—	102	1,341	1,703
Total U.S. RMBS	1,303	987	1,305	3,595	6,085
TruPS	—	—	—	—	56
Other structured finance	752	118	—	870	31,389
U.S. public finance	3,535	—	113	3,648	227,618
Non-U.S. public finance	780	391	—	1,171	21,709
Total	$6,370	$1,496	$1,418	$9,284	$286,857

BIG Net Par Outstanding
and Number of Risks
As of September 30, 2014

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$4,838	$214	$5,052	75	5	80
Category 2	1,725	48	1,773	20	1	21
Category 3	1,435	—	1,435	32	—	32
Total BIG	$7,998	$262	$8,260	127	6	133

BIG Net Par Outstanding
and Number of Risks
As of December 31, 2013

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$6,095	$275	$6,370	91	8	99
Category 2	1,496	—	1,496	23	—	23
Category 3	1,403	15	1,418	33	7	40
Total BIG	$8,994	$290	$9,284	147	15	162
____________________

(1)	Includes net par outstanding for FG VIEs.

(2)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

Exposure to the Selected European Countries

Several European countries continue to experience significant economic, fiscal and/or political strains such that the likelihood of default on obligations with a nexus to those countries may be higher than the Company anticipated when such factors did not exist. The European countries where the Company believes heightened uncertainties exist are: Hungary, Italy, Portugal and Spain (collectively, the “Selected European Countries”). The Company is closely monitoring its exposures in the Selected European Countries where it believes heightened uncertainties exist. Previously, the Company had included Ireland on this list but removed it during Third Quarter 2014 because of Ireland's strengthening economic performance and improving prospects; in 2014, Ireland's long-term foreign currency rating was upgraded one notch by S&P (to ‘A-’) and three notches by Moody’s (to ‘Baa1’). The Company’s economic exposure to the Selected European Countries (based on par for financial guaranty contracts and notional amount for financial guaranty contracts accounted for as derivatives) is shown in the following table, net of ceded reinsurance.

Net Direct Economic Exposure to Selected European Countries (1)
As of September 30, 2014

	Hungary	Italy	Portugal	Spain	Total
	(in millions)
Sovereign and sub-sovereign exposure:
Non-infrastructure public finance (2)	$—	$765	$88	$205	$1,058
Infrastructure finance	267	8	—	133	408
Sub-total	267	773	88	338	1,466
Non-sovereign exposure:
Regulated utilities	—	135	—	—	135
RMBS	190	264	—	—	454
Sub-total	190	399	—	—	589
Total	$457	$1,172	$88	$338	$2,055
Total BIG (See Note 5)	$457	$—	$88	$338	$883
____________________

(1)
While the Company's exposures are shown in U.S. dollars, the obligations the Company insures are in various currencies, primarily Euros. One of the RMBS included in the table above includes residential mortgages in both Italy and Germany, and only the portion of the transaction equal to the portion of the original mortgage pool in Italian mortgages is shown in the table.

(2)
The exposure shown in the “Non-infrastructure public finance” category is from transactions backed by receivable payments from sub-sovereigns in Italy, Spain and Portugal. Sub-sovereign debt is debt issued by a governmental entity or government backed entity, or supported by such an entity, that is other than direct sovereign debt of the ultimate governing body of the country.

When the Company directly insures an obligation, it assigns the obligation to a geographic location or locations based on its view of the geographic location of the risk. The Company may also have direct exposures to the Selected European Countries in business assumed from unaffiliated monoline insurance companies, in which case the Company depends upon geographic information provided by the primary insurer.

The Company has excluded from the exposure tables above its indirect economic exposure to the Selected European Countries through policies it provides on pooled corporate transactions. The Company considers economic exposure to a Selected European Country to be indirect when the exposure relates to only a small portion of an insured transaction that otherwise is not related to a Selected European Country. Total net indirect exposure to Selected European Countries in non-sovereign pooled corporate is $98 million, based on the proportion of the insured par equal to the proportion of obligors identified as being domiciled in a Selected European Country.

Exposure to Puerto Rico

         The Company insures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $2.2 billion net par as of September 30, 2014. The Company rates $1.9 billion net par of that amount BIG.

Puerto Rico has experienced significant general fund budget deficits in recent years. These deficits have been covered primarily with the net proceeds of bond issuances, with interim financings provided by Government Development Bank for Puerto Rico (“GDB”) and, in some cases, with onetime revenue measures or expense adjustment measures. In addition to high debt levels, Puerto Rico faces a challenging economic environment.

In June 2014, the Puerto Rico legislature passed the Puerto Rico Public Corporation Debt Enforcement and Recovery Act (the "Recovery Act") in order to provide a legislative framework for certain public corporations experiencing severe financial stress to restructure their debt. In its Quarterly Report dated as of July 17, 2014, the Commonwealth stated the Puerto Rico Electric Power Authority (“PREPA”) may need to seek relief under the Recovery Act due to liquidity constraints. In the same report, the Commonwealth disclosed PREPA utilized approximately $42 million on deposit in its reserve account in order to pay debt service due on its bonds on July 1, 2014. Investors in bonds issued by PREPA have filed suit in the United States District Court for the District of Puerto Rico asserting the Recovery Act violates the U.S. Constitution. On August 14, 2014,

PREPA entered into forbearance agreements with the GDB, its bank lenders, and bondholders and financial guaranty insurers (including AGM and AGC) that hold or guarantee more than 60% of PREPA's outstanding bonds, in order to address its near-term liquidity issues. Creditors, including those who have challenged the constitutionality of the Recovery Act, agreed not to exercise available rights and remedies until March 31, 2015, and the bank lenders agreed to extend the maturity of two revolving lines of credit to the same date. PREPA agreed it would continue to make principal and interest payments on its outstanding bonds, and interest payments on its lines of credit, and would develop a five year business plan and a recovery program in respect of its operations.

Following the enactment of the Recovery Act, S&P, Moody’s and Fitch Ratings lowered the credit rating of the Commonwealth’s bonds and the ratings on certain of Puerto Rico’s public corporations. The Commonwealth disclosed its liquidity has been adversely affected by rating agency downgrades and by the limited market access for its debt. The Commonwealth noted it has relied on short-term financings and interim loans from the GDB and other private lenders, which reliance has constrained its liquidity and increased its near-term refinancing risk. The Commonwealth has also noted it is committed to addressing its fiscal and economic challenges and to repaying the general obligation debt of the Commonwealth and the debt of GDB and the public corporations that are not eligible to seek relief under the Recovery Act.

On October 30, 2014, legislation designed to stabilize the Puerto Rico Highway and Transportation Authority ("PRHTA") (“Bill 2212”) was introduced in the Commonwealth legislature. This bill provides for new tax revenues that will support PRHTA and requires the transfer of certain revenues from PHRTA to the Puerto Rico Infrastructure Finance Authority (“PRIFA”) in exchange for PRIFA assuming PRHTA’s debt obligations to GDB and amounts owed under its Bond Anticipation Notes. In addition, Bill 2212 provides for the transfer of operations of the Tren Urbano mass transit system to a new agency, which will reduce PRHTA’s future operating expenses. If the legislation is passed, GDB has indicated that this will allow PRHTA to become self-sufficient and avoid a restructuring through the Recovery Act.

Puerto Rico
Gross Par and Gross Debt Service Outstanding
As of September 30, 2014

	Gross Par Outstanding	Gross Debt Service Outstanding
	(in millions)
Subject to the terms of the Recovery Act	$1,844	$2,871
Not subject to the terms of the Recovery Act	2,204	3,710
Total	$4,048	$6,581

The following table shows the Company’s exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Net Par Outstanding

	As of September 30, 2014		As of December 31, 2013
	Total	Internal Rating	Total	Internal Rating
	(in millions)
Exposures subject to the terms of the Recovery Act:
Puerto Rico Highways and Transportation Authority (Transportation revenue) ("Primary policies")	$223	BB-	$236	BB-
Puerto Rico Highways and Transportation Authority (Transportation revenue) ("Second-to-pay policies") (1)	80	AA	80	AA
Total	303	BB+	316	BB+
PREPA	464	B-	488	BB-
Puerto Rico Highways and Transportation Authority (Highway revenue)	197	BB	216	BB
Puerto Rico Public Finance Corporation	—	-	44	B
Total	964		1,064

Exposures not subject to the terms of the Recovery Act:
Commonwealth of Puerto Rico - General Obligation Bonds	749	BB	871	BB
Puerto Rico Municipal Finance Agency	223	BB-	252	BB-
Puerto Rico Sales Tax Financing Corporation	261	BBB	261	A-
Puerto Rico Public Buildings Authority	18	BB	32	BB
Total	1,251		1,416
Total net exposure to Puerto Rico	$2,215		$2,480
__________________

(1)	Represents exposure as to which AGM guarantees payment of principal and interest when due in the event that both the obligor and the AGM affiliate that issued a primary insurance policy fail to pay.

The following table shows the scheduled amortization of the general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations insured and rated BIG by the Company. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the principal and interest due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico BIG Net Par Outstanding
and BIG Net Debt Service Outstanding
As of September 30, 2014

	Scheduled BIG Net Par Amortization			Scheduled BIG Net Debt Service Amortization
	Subject to the Terms of the Recovery Act	Not Subject to the Terms of the Recovery Act	Total	Subject to the Terms of the Recovery Act	Not Subject to the Terms of the Recovery Act	Total
	(in millions)
2014 (October 1 - December 31)	$—	$—	$—	$1	$—	$1
2015	73	65	138	117	117	234
2016	35	71	106	75	120	195
2017	29	74	103	68	119	187
2018	23	40	63	59	81	140
2019	33	57	90	69	95	164
2020	46	52	98	79	87	166
2021	34	13	47	65	46	111
2022	30	25	55	60	58	118
2023	70	11	81	99	42	141
2024 - 2028	243	181	424	342	314	656
2029 - 2033	198	174	372	244	268	512
2034 - 2037	70	227	297	78	256	334
Total	$884	$990	$1,874	$1,356	$1,603	$2,959

4.	Financial Guaranty Insurance Premiums

The portfolio of outstanding exposures discussed in Note 3, Outstanding Exposure, includes financial guaranty contracts that meet the definition of insurance contracts as well as those that meet the definition of a derivative under GAAP. Amounts presented in this note relate only to financial guaranty insurance contracts. See Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives for amounts that relate to CDS.

Net Earned Premiums

	Third Quarter		Nine Months
	2014	2013	2014	2013
	(in millions)
Scheduled net earned premiums	$70	$79	$214	$245
Acceleration of net earned premiums	24	28	53	141
Accretion of discount on net premiums receivable	1	1	7	7
Net earned premiums(1)	$95	$108	$274	$393
____________________

(1)	Excludes $5 million and $14 million for Third Quarter 2014 and 2013, respectively, and $26 million and $46 million for Nine Months 2014 and 2013, respectively, related to consolidated FG VIEs.

Components of Unearned Premium Reserve

	As of September 30, 2014			As of December 31, 2013
	Gross	Ceded	Net(1)	Gross	Ceded	Net(1)
	(in millions)
Deferred premium revenue	$3,466	$1,022	$2,444	$3,709	$1,071	$2,638
Contra-paid (2)	(63)	(18)	(45)	(57)	(24)	(33)
Unearned premium reserve	$3,403	$1,004	$2,399	$3,652	$1,047	$2,605
____________________

(1)	Excludes $118 million and $177 million of deferred premium revenue, and $49 million and $55 million of contra-paid related to FG VIEs as of September 30, 2014 and December 31, 2013, respectively.

(2)	See Note 6, "Financial Guaranty Insurance Losses– Insurance Contracts' Loss Information" for information on "contra-paid".

Gross Premium Receivable,
Net of Commissions on Assumed Business
Roll Forward

	Nine Months
	2014	2013
	(in millions)
Beginning of period, December 31	$578	$653
Gross premium written, net of commissions on assumed business	98	325
Gross premiums received, net of commissions on assumed business	(141)	(376)
Adjustments:
Changes in the expected term	(6)	(14)
Accretion of discount, net of commissions on assumed business	12	10
Foreign exchange translation	(15)	(5)
Other adjustments	0	2
End of period, September 30 (1)	$526	$595
____________________

(1)	Excludes $6 million and $9 million as of September 30, 2014 and September 30, 2013, respectively, related to consolidated FG VIEs.

Gains or losses due to foreign exchange rate changes relate to installment premium receivables denominated in currencies other than the U.S. dollar. Approximately 70% and 67% of installment premiums at September 30, 2014 and December 31, 2013, respectively, are denominated in currencies other than the U.S. dollar, primarily the Euro and British Pound Sterling.

The timing and cumulative amount of actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, issues around the ability to collect from counterparties, accelerations, commutations and changes in expected lives.

Expected Collections of
Gross Premiums Receivable,
Net of Commissions on Assumed Business
(Undiscounted)

As of September 30, 2014
(in millions)
2014 (October 1 - December 31)	24
2015	62
2016	56
2017	51
2018	46
2019-2023	180
2024-2028	112
2029-2033	82
After 2033	93
Total (1)	$706
____________________

(1)	Excludes expected cash collections on FG VIEs of $8 million.

Scheduled Net Earned Premiums

As of September 30, 2014
(in millions)
2014 (October 1 - December 31)	67
2015	240
2016	222
2017	193
2018	174
2019-2023	661
2024-2028	409
2029-2033	243
After 2033	235
Total present value basis(1)	2,444
Discount	117
Total future value	$2,561
____________________

(1)	Excludes scheduled net earned premiums on consolidated FG VIEs of $118 million.

Selected Information for Policies Paid in Installments

	As of September 30, 2014	As of December 31, 2013
	(dollars in millions)
Premiums receivable, net of commission payable	$526	$578
Gross deferred premium revenue	1,173	1,278
Weighted-average risk-free rate used to discount premiums	3.6%	3.6%
Weighted-average period of premiums receivable (in years)	9.6	9.8

5.    Expected Loss to be Paid

The following table presents a roll forward of the present value of net expected loss to be paid for all contracts, whether accounted for as insurance, credit derivatives or FG VIEs, by sector, after the benefit for net expected recoveries for contractual breaches of representations and warranties ("R&W"). The Company used weighted average risk-free rates for U.S. dollar denominated obligations that ranged from 0.0% to 3.68% as of September 30, 2014 and 0.0% to 4.44% as of December 31, 2013.

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Third Quarter 2014

	Net Expected Loss to be Paid (Recovered) as of June 30, 2014 (2)	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of September 30, 2014(2)
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$183	$3	$(4)	$182
Option ARM	(29)	9	(16)	(36)
Subprime	256	(14)	(21)	221
Total first lien	410	(2)	(41)	367
Second lien:
Closed-end second lien	(17)	1	2	(14)
HELOCs	(108)	(37)	2	(143)
Total second lien	(125)	(36)	4	(157)
Total U.S. RMBS	285	(38)	(37)	210
Other structured finance	25	2	—	27
U.S. public finance	102	(1)	(3)	98
Non-U.S. public finance	39	(1)	—	38
Total	$451	$(38)	$(40)	$373

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Third Quarter 2013

	Net Expected Loss to be Paid (Recovered) as of June 30, 2013	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of September 30, 2013
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$133	$(58)	$(6)	$69
Option ARM	(8)	17	7	16
Subprime	187	28	(4)	211
Total first lien	312	(13)	(3)	296
Second lien:
Closed-end second lien	(23)	—	1	(22)
HELOCs	(73)	(23)	(23)	(119)
Total second lien	(96)	(23)	(22)	(141)
Total U.S. RMBS	216	(36)	(25)	155
Other structured finance	24	—	—	24
U.S. public finance	(47)	7	67	27
Non-U.S. public finance	47	(1)	(7)	39
Total	$240	$(30)	$35	$245

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Nine Months 2014

	Net Expected Loss to be Paid (Recovered) as of December 31, 2013	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of September 30, 2014(2)
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$183	$14	$(15)	$182
Option ARM	(4)	(16)	(16)	(36)
Subprime	222	(21)	20	221
Total first lien	401	(23)	(11)	367
Second lien:
Closed end second lien	(20)	1	5	(14)
HELOCs	(108)	(57)	22	(143)
Total second lien	(128)	(56)	27	(157)
Total U.S. RMBS	273	(79)	16	210
Other structured finance	27	—	—	27
U.S. public finance	61	50	(13)	98
Non-U.S. public finance	42	(4)	—	38
Total	$403	$(33)	$3	$373

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Nine Months 2013

	Net Expected Loss to be Paid (Recovered) as of December 31, 2012	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of September 30, 2013
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$149	$(57)	$(23)	$69
Option ARM	(142)	(103)	261	16
Subprime	162	61	(12)	211
Total first lien	169	(99)	226	296
Second lien:
Closed end second lien	(49)	8	19	(22)
HELOCs	(128)	(33)	42	(119)
Total second lien	(177)	(25)	61	(141)
Total U.S. RMBS	(8)	(124)	287	155
Other structured finance	28	(3)	(1)	24
U.S. public finance	(58)	37	48	27
Non-U.S. public finance	38	8	(7)	39
Total	$0	$(82)	$327	$245
____________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets.

(2)
Includes expected loss adjustment expenses ("LAE") to be paid of $11 million as of September 30, 2014 and $15 million as of December 31, 2013. The Company paid $4 million and $7 million in LAE for Third Quarter 2014 and 2013, respectively, and paid $12 million and $27 million in LAE for Nine Months 2014 and 2013, respectively.

Net Expected Recoveries from
Breaches of R&W Rollforward
Third Quarter 2014

	Future Net R&W Benefit as of June 30, 2014	R&W Development and Accretion of Discount During Third Quarter 2014	R&W (Recovered) During Third Quarter 2014	Future Net R&W Benefit as of September 30, 2014(1)
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$79	$1	$(1)	$79
Option ARM	65	—	(19)	46
Subprime	97	5	(7)	95
Total first lien	241	6	(27)	220
Second lien:
Closed-end second lien	80	(1)	(2)	77
HELOC	49	59	—	108
Total second lien	129	58	(2)	185
Total	$370	$64	$(29)	$405
____________________

(1)	See the section "Breaches of Representations and Warranties" below for eligible assets held in trust.

Net Expected Recoveries from
Breaches of R&W Rollforward
Third Quarter 2013

	Future Net R&W Benefit at June 30, 2013	R&W Development and Accretion of Discount During Third Quarter 2013	R&W (Recovered) During Third Quarter 2013	Future Net R&W Benefit at September 30, 2013
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$125	$68	$(1)	$192
Option ARM	195	38	(78)	155
Subprime	107	6	—	113
Total first lien	427	112	(79)	460
Second lien:
Closed-end second lien	86	1	(2)	85
HELOC	61	—	(7)	54
Total second lien	147	1	(9)	139
Total	$574	$113	$(88)	$599

Net Expected Recoveries from
Breaches of R&W Rollforward
Nine Months 2014

	Future Net R&W Benefit as of December 31, 2013	R&W Development and Accretion of Discount During 2014	R&W (Recovered) During 2014	Future Net R&W Benefit as of September 30, 2014(1)
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$78	$5	(4)	$79
Option ARM	98	8	(60)	46
Subprime	117	33	(55)	95
Total first lien	293	46	(119)	220
Second lien:
Closed-end second lien	82	(1)	(4)	77
HELOC	45	72	(9)	108
Total second lien	127	71	(13)	185
Total	$420	$117	$(132)	$405
____________________

(1)	See the section "Breaches of Representations and Warranties" below for eligible assets held in trust.

Net Expected Recoveries from
Breaches of R&W Rollforward
Nine Months 2013

	Future Net R&W Benefit as of December 31, 2012	R&W Development and Accretion of Discount During 2013	R&W (Recovered) During 2013	Future Net R&W Benefit as of September 30, 2013
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$132	$68	(8)	$192
Option ARM	481	200	(526)	155
Subprime	107	6	—	113
Total first lien	720	274	(534)	460
Second lien:
Closed-end second lien	115	(8)	(22)	85
HELOC	125	44	(115)	54
Total second lien	240	36	(137)	139
Total	$960	$310	$(671)	$599

The following tables present the present value of net expected loss to be paid for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Expected Loss to be Paid (Recovered)
By Accounting Model
As of September 30, 2014

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives	Total
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$162	$20	$—	$182
Option ARM	(36)	—	—	(36)
Subprime	144	77	—	221
Total first lien	270	97	—	367
Second lien:
Closed-end second lien	(30)	21	(5)	(14)
HELOCs	(140)	(3)	—	(143)
Total second lien	(170)	18	(5)	(157)
Total U.S. RMBS	100	115	(5)	210
Other structured finance	21	—	6	27
U.S. public finance	98	—	—	98
Non-U.S. public finance	38	—	—	38
Total	$257	$115	$1	$373

Net Expected Loss to be Paid (Recovered)
By Accounting Model
As of December 31, 2013

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives	Total
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$164	$19	$—	$183
Option ARM	(3)	(1)	—	(4)
Subprime	141	81	—	222
Total first lien	302	99	—	401
Second lien:
Closed-end second lien	(36)	18	(2)	(20)
HELOCs	(33)	(75)	—	(108)
Total second lien	(69)	(57)	(2)	(128)
Total U.S. RMBS	233	42	(2)	273
Other structured finance	22	—	5	27
U.S. public finance	61	—	—	61
Non-U.S. public finance	42	—	—	42
Total	$358	$42	$3	$403
___________________

(1)	Refer to Note 9, Consolidated Variable Interest Entities.

The following tables present the net economic loss development for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Economic Loss Development (Benefit)
By Accounting Model
Third Quarter 2014

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$4	$(1)	$—	$3
Option ARM	9	—	—	9
Subprime	(22)	8	—	(14)
Total first lien	(9)	7	—	(2)
Second lien:
Closed-end second lien	1	—	—	1
HELOCs	(51)	14	—	(37)
Total second lien	(50)	14	—	(36)
Total U.S. RMBS	(59)	21	—	(38)
Other structured finance	—	—	2	2
U.S. public finance	(1)	—	—	(1)
Non-U.S. public finance	(1)	—	—	(1)
Total	$(61)	$21	$2	$(38)

Net Economic Loss Development (Benefit)
By Accounting Model
Third Quarter 2013

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$(57)	$(1)	$—	$(58)
Option ARM	16	1	—	17
Subprime	23	5	—	28
Total first lien	(18)	5	—	(13)
Second lien:
Closed-end second lien	—	(1)	1	—
HELOCs	(28)	6	(1)	(23)
Total second lien	(28)	5	—	(23)
Total U.S. RMBS	(46)	10	—	(36)
Other structured finance	(1)	—	1	—
U.S. public finance	7	—	—	7
Non-U.S. public finance	(1)	—	—	(1)
Total	$(41)	$10	$1	$(30)

Net Economic Loss Development (Benefit)
By Accounting Model
Nine Months 2014

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$13	$1	$—	$14
Option ARM	(17)	1	—	(16)
Subprime	(30)	9	—	(21)
Total first lien	(34)	11	—	(23)
Second lien:
Closed end second lien	—	3	(2)	1
HELOCs	(130)	73	—	(57)
Total second lien	(130)	76	(2)	(56)
Total U.S. RMBS	(164)	87	(2)	(79)
Other structured finance	(1)	—	1	—
U.S. public finance	50	—	—	50
Non-U.S. public finance	(4)	—	—	(4)
Total	$(119)	$87	$(1)	$(33)

Net Economic Loss Development (Benefit)
By Accounting Model
Nine Months 2013

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$(57)	$—	$—	$(57)
Option ARM	(71)	(32)	—	(103)
Subprime	37	25	(1)	61
Total first lien	(91)	(7)	(1)	(99)
Second lien:
Closed end second lien	(2)	(1)	11	8
HELOCs	(21)	(12)	—	(33)
Total second lien	(23)	(13)	11	(25)
Total U.S. RMBS	(114)	(20)	10	(124)
Other structured finance	(4)	—	1	(3)
U.S. public finance	37	—	—	37
Non-U.S. public finance	8	—	—	8
Total	$(73)	$(20)	$11	$(82)
___________________
(1)    Refer to Note 9, Consolidated Variable Interest Entities.

(2)    Refer to Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives.

Approach to Projecting Losses in U.S. RMBS

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates. For transactions where the Company projects it will receive recoveries from providers of R&W, it projects the amount of recoveries and either establishes a recovery for claims already paid or reduces its projected claim payments accordingly.

The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” The Company derives its liquidation rate assumptions from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay throughout the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates ("CDR"), then projecting how the conditional default rates will develop over time. Loans that are defaulted pursuant to the conditional default rate after the near-term liquidation of currently delinquent loans represent defaults of currently performing loans and projected re-performing loans. A conditional default rate is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or “collateral pool balance”). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector based on its experience to date. The Company continues to update its evaluation of these exposures as new information becomes available.

The Company is in the process of enforcing claims for breaches of R&W regarding the characteristics of the loans included in the collateral pools. The Company calculates a credit from the RMBS issuer for such recoveries where the R&W were provided by an entity the Company believes to be financially viable and where the Company already has access to loan files. Where the Company has an agreement with an R&W provider (such as its agreements with Bank of America, Deutsche Bank and UBS, which are described in more detail under "Breaches of Representations and Warranties" below) or where it is in advanced discussions on a potential agreement, that credit is based on the agreement or potential agreement. Where the Company does not have an agreement with the R&W provider but the Company believes the R&W provider to be economically viable, the Company estimates what portion of its past and projected future claims it believes will be reimbursed by that provider.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for the collateral losses it projects as described above; assumed voluntary prepayments; and servicer advances. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. The Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

The ultimate performance of the Company’s RMBS transactions remains highly uncertain, may differ from the Company's projections and may be subject to considerable volatility due to the influence of many interrelated factors that are difficult to predict, including the level and timing of loan defaults, changes in housing prices, results from the Company’s loss mitigation activities and other variables. The Company will continue to monitor the performance of its RMBS exposures and will adjust its RMBS loss projection assumptions and scenarios based on actual performance and management’s view of future performance. If actual experience differs from the Company’s assumptions, the losses incurred could be materially different from the estimate.

Third Quarter 2014 U.S. RMBS Loss Projections

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will continue improving. Each quarter the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the quarter of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and, for first liens, loss severity) as well as the residential property market and economy in general. To the extent it observes changes, it makes a judgment as to whether those changes are normal fluctuations or part of a trend. Based on such observations the Company chose to use the same general assumptions to project RMBS losses as of September 30, 2014 as it used as of June 30, 2014 and December 31, 2013, except that, with respect to first lien RMBS projections, it shortened the period it is projecting it will take to reach the final CDR, reflecting the Company's belief that performance of its insured transactions as well as the residential property market and economy in general are improving. In addition, the Company refined its approach to projections for most of its HELOCs as of September 30, 2014 to reflect increased recoveries on defaulted loans as well as incremental defaults associated with increased monthly payments that occur when interest-only payment periods end, both as a result of its observation of HELOC performance.

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM and Subprime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that have been modified in the previous 12 months are two or more payments behind, are in foreclosure or that have been foreclosed and so the RMBS issuer owns the underlying real estate). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	September 30, 2014	June 30, 2014	December 31, 2013
Current Loans Modified in Previous 12 Months
Alt-A	35%	35%	35%
Option ARM	35	35	35
Subprime	35	35	35
30 - 59 Days Delinquent
Alt-A	50	50	50
Option ARM	50	50	50
Subprime	45	45	45
60 - 89 Days Delinquent
Alt-A	60	60	60
Option ARM	65	65	65
Subprime	50	50	50
90 + Days Delinquent
Alt-A	75	75	75
Option ARM	70	70	70
Subprime	60	60	60
Bankruptcy
Alt-A	60	60	60
Option ARM	60	60	60
Subprime	55	55	55
Foreclosure
Alt-A	85	85	85
Option ARM	80	80	80
Subprime	70	70	70
Real Estate Owned
All	100	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified within the last 12 months), it projects defaults on presently current loans by applying a CDR trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the base case, after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached eight years and nine months after the initial 36-month CDR plateau period, which is three months shorter than assumed as of June 30, 2014 and December 31, 2013 but the same calendar date as it assumed as of June 30, 2014. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historic high levels, and the Company is assuming in the base case that these high levels generally will continue for another 18 months, except that in the case of subprime loans, the Company assumes the 90% loss severity rate will continue for another nine months then drop to 80% for nine more months, in each case before following the ramp described below. The Company determines its initial loss severity based on actual recent experience. The Company’s initial loss severity assumptions for September 30, 2014 were the same as it used for June 30, 2014 and December 31, 2013. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS(1)

	As of September 30, 2014		As of June 30, 2014		As of December 31, 2013
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Alt-A First Lien
Plateau CDR	4.4% - 15.7%	10.9%	4.5% - 16.8%	11.3%	5.1% - 18.4%	12.3%
Intermediate CDR	0.9% - 3.1%	2.2%	0.9% - 3.4%	2.3%	1.0% - 3.7%	2.5%
Period until intermediate CDR	48 months		48 months		48 months
Final CDR	0.2% - 0.8%	0.5%	0.2% - 0.8%	0.6%	0.3% - 0.9%	0.6%
Initial loss severity	65%		65%		65%
Initial conditional prepayment rate ("CPR")	0.0% - 13.9%	5.1%	1.0% - 14.9%	5.7%	0.0% - 18.4%	7.2%
Final CPR (2)	15%		15%		15%
Option ARM
Plateau CDR	4.7% - 15.7%	12.0%	5.0% - 15.8%	12.7%	4.9% - 16.8%	13.9%
Intermediate CDR	0.9% - 3.1%	2.4%	1.0% - 3.2%	2.5%	1.0% - 3.4%	2.8%
Period until intermediate CDR	48 months		48 months		48 months
Final CDR	0.2% - 0.8%	0.6%	0.2% - 0.8%	0.6%	0.2% - 0.8%	0.7%
Initial loss severity	65%		65%		65%
Initial CPR	1.3% - 6.7%	3.2%	1.7% - 7.3%	4.3%	1.2% - 10.4%	5.0%
Final CPR (2)	15%		15%		15%
Subprime
Plateau CDR	6.6% - 15.9%	11.5%	7.0% - 16.5%	11.7%	7.2% - 16.2%	12.0%
Intermediate CDR	1.3% - 3.2%	2.3%	1.4% - 3.3%	2.3%	1.4% - 3.2%	2.4%
Period until intermediate CDR	48 months		48 months		48 months
Final CDR	0.3% - 0.8%	0.6%	0.4% - 0.8%	0.6%	0.4% - 0.8%	0.6%
Initial loss severity	90%		90%		90%
Initial CPR	0.2% - 9.4%	3.3%	0.0% - 7.1%	3.6%	0.0% - 8.0%	4.2%
Final CPR (2)	15%		15%		15%
____________________
(1)                                Represents variables for most heavily weighted scenario (the “base case”).

(2)	For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used.

  The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the conditional default rate, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary CPR follows a similar pattern to that of the conditional default rate. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These assumptions are the same as those the Company used for June 30, 2014 and December 31, 2013.

  In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the conditional default rate returned to its modeled equilibrium, which was defined as 5% of the initial conditional default rate. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios (including its base case) as of September 30, 2014. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of September 30, 2014 as it used as of June 30, 2014 and December 31, 2013, increasing and decreasing the periods of stress from those used in the base case.

In a somewhat more stressful environment than that of the base case, where the conditional default rate plateau was extended six months (to be 42 months long) before the same more gradual conditional default rate recovery and loss severities were assumed to recover over 4.5 rather than 2.5 years (and subprime loss severities were assumed to recover only to 60%), expected loss to be paid would increase from current projections by approximately $13 million for Alt-A first liens, $5 million for Option ARM and $53 million for subprime transactions.

In an even more stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the conditional default rate was assumed to occur over 15 months and other assumptions were the same as the other stress scenario, expected loss to be paid would increase from current projections by approximately $35 million for Alt-A first liens, $10 million for Option ARM and $77 million for subprime transactions.

In a scenario with a somewhat less stressful environment than the base case, where conditional default rate recovery was somewhat less gradual and the initial subprime loss severity rate was assumed to be 80% for 18 months and was assumed to recover to 40% over 2.5 years, expected loss to be paid would increase from current projections by approximately $1 million for Alt-A first lien and would decrease approximately $9 million for Option ARM and $19 million for subprime transactions.

In an even less stressful scenario where the conditional default rate plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the conditional default rate recovery was more pronounced, (including an initial ramp-down of the conditional default rate over nine months), expected loss to be paid would decrease from current projections by approximately $11 million for Alt-A first liens, $17 million for Option ARM and $52 million for subprime transactions.

U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien

The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction; the voluntary prepayment rate (typically also referred to as CPR of the collateral); the interest rate environment; and assumptions about the draw rate and loss severity.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions for the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 second lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
Second Lien RMBS(1)

HELOC key assumptions	As of September 30, 2014		As of June 30, 2014		As of December 31, 2013
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Plateau CDR	2.8% - 8.5%	4.3%	2.2% - 9.1%	4.2%	2.3% - 7.7%	4.9%
Final CDR trended down to	0.5% - 3.2%	1.2%	0.6% - 3.2%	1.1%	0.4% - 3.2%	1.1%
Period until final CDR	34 months		34 months		34 months
Initial CPR	5.1% - 16.0%	10.2%	2.4% - 13.4%	9.3%	2.7% - 17.9%	9.9%
Final CPR (2)	10%		10%		10%
Loss severity	90% - 98%	91.5%	98%		98%

Closed-end second lien key assumptions	As of September 30, 2014		As of June 30, 2013		As of December 31, 2013
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Plateau CDR	6.8% - 15.1%	7.7%	6.3% - 14.9%	7.8%	7.5% - 15.1%	8.2%
Final CDR trended down to	3.5% - 9.1%	4.0%	3.5% - 8.6%	4.0%	3.5% - 8.6%	4.0%
Period until final CDR	34 months		34 months		34 months
Initial CPR	3.0% - 11.4%	10.0%	2.6% - 10.4%	9.4%	3.1% - 9.4%	7.9%
Final CPR (2)	10%		10%		10%
Loss severity	98%		98%		98%
_________________
(1)    Represents variables for most heavily weighted scenario (the “base case”).

(2)    For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used.

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. Most second lien transactions report the amount of loans in five monthly delinquency categories (i.e., 30-59 days past due, 60-89 days past due, 90-119 days past due, 120-149 days past due and 150-179 days past due). The Company estimates the amount of loans that will default over the next five months by calculating current representative liquidation rates (the percent of loans in a given delinquency status that are assumed to ultimately default) from selected representative transactions and then applying an average of the preceding twelve months’ liquidation rates to the amount of loans in the delinquency categories. The amount of loans projected to default in the first through fifth months is expressed as a CDR. The first four months’ CDR is calculated by applying the liquidation rates to the current period past due balances (i.e., the 150-179 day balance is liquidated in the first projected month, the 120-149 day balance is liquidated in the second projected month, the 90-119 day balance is liquidated in the third projected month and the 60-89 day balance is liquidated in the fourth projected month). For the fifth month the CDR is calculated using the average 30-59 day past due balances for the prior three months, adjusted as necessary to reflect one-time service events. The fifth month CDR is then used as the basis for the plateau period that follows the embedded five months of losses.

For the base case scenario, the CDR (the “plateau CDR”) was held constant for one month. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, comprising five months of delinquent data, a one month plateau period and 28 months of decrease to the steady state CDR the same as of June 30, 2014 and December 31, 2013.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment, and so increase the borrower's aggregate monthly payment. Some of the HELOC loans underlying the Company's insured HELOC transactions have reached their principal amortization period. Based on the Company’s observation, including information obtained over the last quarter on the performance of certain loans reaching their principal amortization period and its views of the efficacy of planned servicer intervention, it introduced this quarter an assumption in the projections for most of its HELOC transactions that 7.5% of loans reaching their amortization periods will default around the time of the payment increase. These projected defaults are in addition to those generated using the CDR curve as described above.

When a second lien loan defaults, there is generally a very low recovery. The Company had assumed as of June 30, 2014 and December 31, 2013 that it will recover only 2% of the collateral defaulting. However, based on additional information the Company obtained over the last quarter, it increased this recovery assumption in the projections for most of its HELOC transactions as of September 30, 2014 to 10% of collateral defaulting in the future, and also assumed declining additional post-default receipts on previously defaulted collateral. The net impact of the two refinements the Company made to projecting expected losses in certain HELOC transactions described above (increased defaults of loans reaching their amortization period and increased recoveries) was an increase of approximately $29 million in expected losses in the Company's base case.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, the current CPR (based on experience of the most recent three quarters) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. The final CPR is assumed to be 10% for both HELOC and closed-end second lien transactions, which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. This pattern is consistent with how the Company modeled the CPR at June 30, 2014 and December 31, 2013. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices and HELOC draw rates (the amount of new advances provided on existing HELOCs expressed as a percentage of current outstanding advances). These variables have been relatively stable over the past several quarters and in the relevant ranges have less impact on the projection results than the variables discussed above. However, in a number of HELOC transactions the servicers have been modifying poorly performing loans from floating to fixed rates, and, as a result, rising interest rates would negatively impact the excess spread available from these modified loans to support the transactions. The Company incorporated these modifications in its assumptions.

In estimating expected losses, the Company modeled and probability weighted three possible CDR curves applicable to the period preceding the return to the long-term steady state CDR using the same approaches and weightings as it did as of June 30, 2014 and December 31, 2013. The Company believes that the level of the elevated CDR and the length of time it will persist is the primary driver behind the likely amount of losses the collateral will suffer. The Company continues to evaluate the assumptions affecting its modeling results.

The Company’s base case assumed a one month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. Increasing the CDR plateau to four months and increasing the ramp-down by five months to 33-months (for a total stress period of 42 months) would increase the expected loss by approximately $12 million for HELOC transactions and $1 million for closed-end second lien transactions. On the other hand, keeping the CDR plateau at one month but decreasing the length of the CDR ramp-down to 18 months (for a total stress period of 24 months) would decrease the expected loss by approximately $12 million for HELOC transactions and $1 million for closed-end second lien transactions.

Breaches of Representations and Warranties

Generally, when mortgage loans are transferred into a securitization, the loan originator(s) and/or sponsor(s) provide R&W that the loans meet certain characteristics, and a breach of such R&W often requires that the loan be repurchased from the securitization. In many of the transactions the Company insures, it is in a position to enforce these R&W provisions. The Company has pursued breaches of R&W on a loan-by-loan basis or in cases where a provider of R&W refused to honor its repurchase obligations, the Company sometimes chose to initiate litigation. See “Recovery Litigation” below. The Company's success in pursuing these strategies permitted the Company to enter into agreements with R&W providers under which those providers made payments to the Company, agreed to make payments to the Company in the future, and / or repurchased loans from the transactions, all in return for releases of related liability by the Company. Such agreements with R&W providers provide the Company with many of the benefits of pursuing the R&W claims on a loan by loan basis or through litigation, but without the related expense and uncertainty. The Company continues to pursue these strategies against R&W providers with which it does not yet have agreements.

Through September 30, 2014 the Company has caused entities providing R&Ws to pay, or agree to pay approximately $3.0 billion (gross of reinsurance) in respect of their R&W liabilities for transactions in which the Company has provided insurance.

R&W Benefits (Gross of Reinsurance)
As of September 30, 2014

(in millions)
Benefits already received	$2,346
Agreement amounts projected to be received in the future	225
Repurchase amounts paid into the relevant RMBS prior to settlement (1)	397
Total R&W receipts, gross of reinsurance	$2,968
____________________
(1)    These amounts were paid into the relevant RMBS transactions (rather than to the Company as in most settlements) and distributed in accordance with the priority of payments set out in the relevant transaction documents. Because the Company may insure only a portion of the capital structure of a transaction, such payments will not necessarily directly benefit the Company dollar-for-dollar, especially in first lien transactions.

Based on this success, the Company has included in its net expected loss estimates as of September 30, 2014 an estimated net benefit related to breaches of R&W of $405 million, which includes $211 million from agreements with R&W providers and $194 million in transactions where the Company does not yet have such an agreement, all net of reinsurance.

Representations and Warranties Agreements (1)

	Agreement Date	Current Net Par Covered	Receipts to September 30, 2014 (net of reinsurance)	Estimated Future Receipts (net of reinsurance)	Eligible Assets Held in Trust (gross of reinsurance)
	(in millions)
Bank of America - First Lien	April 2011	$616	$461	$103	$507	(2)
Bank of America - Second Lien	April 2011	867	744	NA	NA
Deutsche Bank	May 2012	421	93	61	64	(3)
UBS	May 2013	355	433	8	110	(4)
Others	Various	1,031	398	39	—
Total		$3,290	$2,129	$211	$681
____________________

(1)
This table relates to past and projected future recoveries under R&W and related agreements. Excluded from this table is the $194 million of future net recoveries the Company projects receiving from R&W counterparties in transactions with $278 million of net par outstanding as of September 30, 2014 not covered by current agreements.

(2)
Of the $507 million in trust, $135 million collateralizes Bank of America's reimbursement obligations in respect of AGM-insured transactions, and $372 million is available to either AGM or AGC, as required.

(3)	Of the $64 million in trust, $63 million collateralizes Deutsche Bank's reimbursement obligations in respect of AGM-insured transactions, and $1 million is available to either AGM or AGC, as required.

(4)	The entire $110 million in trust collateralizes UBS' reimbursement obligations in respect of AGM-insured transactions.

The Company's agreements with the counterparties specifically named in the table above required an initial payment to the Company to reimburse it for past claims as well as an obligation to reimburse it for a portion of future claims. The named counterparties placed eligible assets in trust to collateralize their future reimbursement obligations, and the amount of collateral they are required to post may be increased or decreased from time to time as determined by rating agency requirements.

Reimbursement payments under these agreements are made either monthly or quarterly and have been made timely. With respect to the reimbursement for future claims:

•
Bank of America. Under Assured Guaranty's agreement with Bank of America Corporation and certain of its subsidiaries (“Bank of America”), Bank of America agreed to reimburse Assured Guaranty for 80% of claims on the first lien transactions covered by the agreement that Assured Guaranty pays in the future, until the aggregate lifetime collateral losses (not insurance losses or claims) on those transactions reach $6.6 billion. As of September 30, 2014, aggregate lifetime collateral losses on those transactions was $4.0 billion ($3.7 billion for AGM and $0.3 billion for AGC), and Assured Guaranty was projecting in its base case that such collateral losses would eventually reach $5.1 billion ($4.7 billion for AGM and $0.4 billion for AGC).

•
Deutsche Bank. Under Assured Guaranty's agreement with Deutsche Bank AG and certain of its affiliates (collectively, “Deutsche Bank”), Deutsche Bank agreed to reimburse Assured Guaranty for certain claims it pays in the future on eight first and second lien transactions, including 80% of claims it pays on those transactions until the aggregate lifetime claims (before reimbursement) reach $319 million. As of September 30, 2014, Assured Guaranty was projecting in its base case that such aggregate lifetime claims would remain below $319 million. In the event aggregate lifetime claims paid exceed $389 million, Deutsche Bank must reimburse Assured Guaranty for 85% of such claims paid (in excess of $389 million) until such claims paid reach $600 million.

•
UBS. On May 6, 2013, Assured Guaranty entered into an agreement with UBS Real Estate Securities Inc. and affiliates ("UBS") and a third party resolving Assured Guaranty’s claims and liabilities related to specified RMBS transactions that were issued, underwritten or sponsored by UBS and insured by AGM or AGC under financial guaranty insurance policies. Under the agreement, UBS agreed to reimburse AGM for 85% of future losses on three first lien RMBS transactions.

In addition to the agreements mentioned above, the Company entered into several other agreements with other R&W counterparties over the past several years. The results of those settlements have been included in the changes in the benefit for R&W in the appropriate reporting periods.

For the expected recovery of $194 million from breaches of R&W in transactions not covered by agreements as of September 30, 2014, the Company did not incorporate any gain contingencies from potential litigation in its estimated repurchases. The amount the Company will ultimately recover related to such contractual R&W is uncertain and subject to a number of factors including the counterparty's ability to pay, the number and loss amount of loans determined to have breached R&W and, potentially, negotiated settlements or litigation recoveries. As such, the Company’s estimate of recoveries is uncertain and actual amounts realized may differ significantly from these estimates. In arriving at the expected recovery from breaches of R&W not already covered by agreements, the Company considered the creditworthiness of the provider of the R&W, the number of breaches found on defaulted loans, the success rate in resolving these breaches across those transactions where material repurchases have been made and the potential amount of time until the recovery is realized. The calculation of expected recovery from breaches of such contractual R&W involved a variety of scenarios which ranged from the Company recovering substantially all of the losses it incurred due to violations of R&W to the Company realizing limited recoveries. These scenarios were probability weighted in order to determine the recovery incorporated into the Company’s estimate of expected losses. This approach was used for both loans that had already defaulted and those assumed to default in the future. The Company adjusts the calculation of its expected recovery from breaches of R&W based on changing facts and circumstances with respect to each counterparty and transaction.

The Company uses the same RMBS projection scenarios and weightings to project its future R&W benefit as it uses to project RMBS losses on its portfolio. To the extent the Company increases its loss projections, the R&W benefit (whether pursuant to an R&W agreement or not) generally will also increase, subject to the agreement limits and thresholds described above. Similarly, to the extent the Company decreases its loss projections, the R&W benefit (whether pursuant to an R&W agreement or not) generally will also decrease, subject to the agreement limits and thresholds described above.

U.S. RMBS Risks with R&W Benefit

	Number of Risks(1) as of		Debt Service as of
	September 30, 2014	December 31, 2013	September 30, 2014	December 31, 2013
	(dollars in millions)
Alt-A first lien	9	8	$616	$612
Option ARM	7	6	164	273
Subprime	4	5	640	985
Closed-end second lien	2	1	62	65
HELOC	1	4	14	318
Total	23	24	$1,496	$2,253
____________________________

(1)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments. This table shows the full future Debt Service (not just the amount of Debt Service expected to be reimbursed) for risks with projected future R&W benefit, whether pursuant to an agreement or not.

The following table provides a breakdown of the development and accretion amount in the roll forward of estimated recoveries associated with claims for breaches of R&W.

Components of R&W Development

	Third Quarter		Nine Months
	2014	2013	2014	2013
	(in millions)
Inclusion or removal of deals with breaches of R&W during period	$—	$—	$—	$6
Change in recovery assumptions as the result of recovery success	4	68	31	84
Estimated increase (decrease) in defaults that will result in additional (lower) breaches	—	42	(6)	66
Settlements and anticipated settlements	59	—	87	145
Accretion of discount on balance	1	3	5	9
Total	$64	$113	$117	$310

Manufactured Housing

The Company insures a total of $166 million net par of securities backed by manufactured housing loans, of which $103 million is rated BIG. The Company has expected loss to be paid of $18 million as of September 30, 2014. The economic loss development during the Third Quarter 2014 and Nine Months 2014 was relatively flat.

Selected U.S. Public Finance Transactions

The Company insures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $2.2 billion net par. The Company rates $1.9 billion net par of that amount BIG. For additional information regarding the Company's exposure to general obligations of Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations, please refer to "Exposure to Puerto Rico" in Note 3, Outstanding Exposure.

The Company has net par exposure to the City of Detroit, Michigan of $1.4 billion as of September 30, 2014 to the general obligation and water and sewer utility sectors, as described below. On July 18, 2013, the City of Detroit filed for bankruptcy under Chapter 9 of the U.S. Bankruptcy Code, and on November 7, 2014, the Bankruptcy Court confirmed the City's plan of adjustment. AGM expects the plan of adjustment to become effective in late 2014 or early 2015.

•
The Company has net par exposure to $670 million of sewer revenue bonds and $703 million of water revenue bonds. The Company rates the bonds, which are secured by a lien on "special revenues," BBB. The exposure reflects the City's issuance in September 2014 of new series of sewer and water revenue bonds to finance (i) the purchase of outstanding sewer and water revenue bonds offered and accepted under a tender offer commenced by the City and (ii) the refunding of certain other sewer revenue and revenue refunding bonds, and the Company's insurance of a portion of such issuance. In connection with these transactions, approximately $547 million of AGM's then combined $1.4 billion net par exposure to the sewer and water revenue bonds was purchased in the tender offer or refunded, and AGM insured approximately $841 million gross par ($505 million on a net basis) of the new sewer and water revenue bonds. Under the City's amended plan of adjustment, the impairment of all outstanding sewer and water revenue bonds (even those not purchased pursuant to the tender offer or refunded) that had been proposed was removed, including those provisions which provided for the impairment of interest rates and call protection on such bonds.

•
The Company has net par exposure of $44 million to the City's general obligation bonds, which are secured by a pledge of the unlimited tax, full faith, credit and resources of the City, and the specific ad valorem taxes approved by the voters solely to pay debt service on the general obligation bonds, which the Company rates BIG. On April 9, 2014, the City and the Company reached a settlement with respect to the treatment of the unlimited tax general obligation bonds insured by the Company. The agreement provides for the confirmation of both the secured status of such general obligation bonds and the existence of a valid lien on the City’s pledged property tax revenues, a finding that such revenues constitute “special revenues” under the U.S. Bankruptcy Code, and the provision of additional security for such general obligation bonds in the form of a subordinate statutory lien on, and intercept of, the City’s distributable state aid. After giving effect to post-petition payments made by Assured Guaranty on such general obligation bonds, the settlement results in an ultimate recovery of approximately 74% on such general obligation bonds. The plan of adjustment that was approved by the Bankruptcy Court on November 7, 2014 incorporates the terms of the settlement.

On June 28, 2012, the City of Stockton, California filed for bankruptcy protection under Chapter 9 of the U.S. Bankruptcy Code. AGM's net exposure to the City's general fund is $62 million, consisting of pension obligation bonds. AGC also had exposure to lease revenue bonds; as of September 30, 2014, AGC owned all of such bonds and held them in its investment portfolio. On October 3, 2013, AGM and AGC reached a settlement with the City regarding the treatment of the bonds insured by AGM and AGC in the City's proposed plan of adjustment. Under the terms of the settlement, AGM will be entitled to certain fixed payments and certain variable payments contingent on the City's revenue growth and AGC will continue to receive net revenues from an office building and an option to take title to that building. On October 30, 2014, the Bankruptcy Court confirmed the City's plan of adjustment, which includes the terms of such settlement. AGM expects the plan of adjustment to become effective in late 2014 or early 2015.

The Company projects that its total net expected loss across its troubled U.S. public finance credits as of September 30, 2014, which incorporated the likelihood of the outcomes mentioned above, will be $98 million, compared with a net expected loss of $102 million as of June 30, 2014 and $61 million as of December 31, 2013. Economic loss development in Third Quarter 2014 was a positive $1 million. Economic loss development in Nine Months 2014 was approximately $50 million, which was primarily attributable to Puerto Rico and Detroit exposures.

Certain Selected European Country Transactions

The Company insures and reinsures credits with sub-sovereign exposure to various Spanish and Portuguese issuers where a Spanish and Portuguese sovereign default may cause the regions also to default. The Company's gross exposure to these Spanish and Portuguese credits is $537 million and $108 million, respectively and exposure net of reinsurance for Spanish and Portuguese credits is $338 million and $88 million, respectively. The Company rates most of these issuers in the BB category due to the financial condition of Spain and Portugal and their dependence on the sovereign. The Company's Hungary exposure is to infrastructure bonds dependent on payments from Hungarian governmental entities and covered mortgage bonds issued by Hungarian banks. The Company's gross exposure to these Hungarian credits is $550 million and its exposure net of reinsurance is $457 million, all of which all is rated BIG. The Company estimated net expected losses of $42 million related to these Spanish, Portuguese and Hungarian credits. The economic loss development during the Third Quarter 2014 and Nine Months 2014 was relatively flat.

Infrastructure Finance

The Company has insured exposure of approximately $2.9 billion to infrastructure transactions with refinancing risk as to which the Company may need to make claim payments that it did not anticipate paying when the policies were issued. Although the Company may not experience ultimate loss on a particular transaction, the aggregate amount of the claim payments may be substantial and reimbursement may not occur for an extended time, if at all. These transactions generally involve long-term infrastructure projects that were financed by bonds that mature prior to the expiration of the project concession. The Company expected the cash flows from these projects to be sufficient to repay all of the debt over the life of the project concession, but also expected the debt to be refinanced in the market at or prior to its maturity. If the issuer is unable to refinance the debt due to market conditions, the Company may have to pay a claim when the debt matures, and then recover its payment from cash flows produced by the project in the future. The Company generally projects that in most scenarios it will be fully reimbursed for such payments. However, the recovery of the payments is uncertain and may take from 10 to 35 years, depending on the transaction and the performance of the underlying collateral. The Company estimates total claims for the two largest transactions with significant refinancing risk, assuming no refinancing and based on certain performance assumptions could be $1.6 billion on a gross basis; such claims would be payable from 2017 through 2022.

Recovery Litigation

RMBS Transactions

AGM and its affiliate AGC recently reached a confidential settlement with DLJ Mortgage Capital, Inc., Credit Suisse First Boston Mortgage Securities Corp. and Credit Suisse Securities (USA) LLC to resolve a lawsuit relating to six first lien U.S. RMBS transactions.  AGM and AGC sought damages for alleged breaches of representations and warranties in respect of the underlying loans in these transactions, and failure to cure or repurchase defective loans identified by AGM and AGC.  On November 25, 2014, the parties filed a joint stipulation discontinuing the lawsuit with prejudice.  On November 20, 2014, U.S. Bank National Association, as trustee for the transactions, filed a motion to intervene as a plaintiff in the lawsuit.  On November 26, 2014, the trustee submitted a letter stating that the joint stipulation is ineffective and that the lawsuit may be discontinued only by court order, and requesting an opportunity to review and potentially oppose the settlement.  The court has yet to rule on the trustee’s motion or the trustee’s letter. AGM believes the trustee’s motion and letter are without merit. In the fourth quarter of 2014, AGM will record a benefit in connection with the settlement.

Previously, AGM also had sued Deutsche Bank AG affiliates DB Structured Products, Inc. and ACE Securities Corp. on a second lien U.S. RMBS transaction that it had insured. In November 2014, AGM resolved those claims against Deutsche Bank and filed a stipulation with the Supreme Court of the State of New York to dismiss the lawsuit; the court ordered the dismissal of the matter on November 17, 2014.
Separately, AGM had filed a lawsuit against RBS Securities Inc., RBS Financial Products Inc. and Financial Asset Securities Corp. (collectively, “RBS”) in the United States District Court for the Southern District of New York on a first lien U.S. RMBS transaction that it had insured, alleging that RBS made fraudulent misrepresentations to AGM regarding the quality of the underlying mortgage loans in the transaction and that RBS's misrepresentations induced AGM into issuing a financial guaranty insurance policy in respect of the certificates issued in the transaction. AGM has resolved its claims against RBS and the lawsuit has been dismissed.

6.    Financial Guaranty Insurance Losses

Insurance Contracts' Loss Information

The following table provides balance sheet information on loss and LAE reserves and salvage and subrogation recoverable, net of reinsurance. The Company used weighted average risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.0% to 3.68% as of September 30, 2014 and 0.0% to 4.44% as of December 31, 2013. Financial guaranty insurance expected LAE reserve was $11 million as of September 30, 2014 and $15 million as of December 31, 2013.

Loss and LAE Reserve and Salvage and Subrogation Recoverable
Net of Reinsurance
Insurance Contracts

	As of September 30, 2014			As of December 31, 2013
	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net Reserve (Recoverable)	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net Reserve (Recoverable)
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$75	$—	$75	$63	$—	$63
Option ARM	12	56	(44)	17	41	(24)
Subprime	153	7	146	137	1	136
First lien	240	63	177	217	42	175
Second lien:
Closed-end second lien	—	39	(39)	—	45	(45)
HELOC	—	152	(152)	—	113	(113)
Second lien	—	191	(191)	—	158	(158)
Total U.S. RMBS	240	254	(14)	217	200	17
Other structured finance	19	—	19	20	—	20
U.S. public finance	75	—	75	35	—	35
Non-U.S. public finance	23	—	23	24	—	24
Subtotal	357	254	103	296	200	96
Effect of consolidating FG VIEs	(87)	(6)	(81)	(89)	(85)	(4)
Total (1)	$270	$248	$22	$207	$115	$92
____________________
(1)                                 See “Components of Net Reserves (Salvage)” table for loss and LAE reserve and salvage and subrogation recoverable components.

The following table reconciles the reported gross and ceded reserve and salvage and subrogation amount to the financial guaranty net reserves (salvage) in the financial guaranty BIG transaction loss summary tables.

Components of Net Reserves (Salvage)
Insurance Contracts

	As of September 30, 2014	As of December 31, 2013
	(in millions)
Loss and LAE reserve	$369	$273
Reinsurance recoverable on unpaid losses	(99)	(66)
Loss and LAE reserve, net	270	207
Salvage and subrogation recoverable	(269)	(140)
Salvage and subrogation payable(1)	21	25
Salvage and subrogation recoverable, net	(248)	(115)
Net reserves (salvage) - financial guaranty	$22	$92
____________________

(1)	Recorded as a component of reinsurance balances payable.

Balance Sheet Classification of
Net Expected Recoveries for Breaches of R&W
Insurance Contracts

	As of September 30, 2014			As of December 31, 2013
	For all Financial Guaranty Insurance Contracts	Effect of Consolidating FG VIEs	Reported on Balance Sheet (1)	For all Financial Guaranty Insurance Contracts	Effect of Consolidating FG VIEs	Reported on Balance Sheet (1)
	(in millions)
Salvage and subrogation recoverable, net	$149	$—	$149	$102	$(49)	$53
Loss and LAE reserve, net	227	—	227	272	—	272
____________________

(1)	The remaining benefit for R&W is either recorded at fair value in FG VIE assets, or not recorded on the balance sheet until the total loss, net of R&W, exceeds unearned premium reserve.

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (1) the contra-paid which represent the payments that have been made but have not yet been expensed, (2) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (having the effect of reducing net expected loss to be paid by the amount of the previously paid claim and the expected recovery), but will have no future income effect (because the previously paid claims and the corresponding recovery of those claims will offset in income in future periods), and (3) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of September 30, 2014
(in millions)
Net expected loss to be paid	$372
Less: net expected loss to be paid for FG VIEs	115
Total	257
Contra-paid, net	45
Salvage and subrogation recoverable, net of reinsurance	248
Loss and LAE reserve, net of reinsurance	(270)
Net expected loss to be expensed (present value)(1)	$280
____________________
(1)    Excludes $83 million as of September 30, 2014 related to consolidated FG VIEs.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as refundings, accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of September 30, 2014
(in millions)
2014 (October 1 - December 31)	10
2015	35
2016	32
2017	25
2018	21
2019-2023	77
2024-2028	41
2029-2033	25
After 2033	14
Net expected loss to be expensed (present value)(1)	280
Discount	134
Total future value	$414
____________________

(1)	Consolidation of FG VIEs resulted in reductions of $83 million in net expected loss to be expensed on a present value basis.

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated Statements of Operations

	Third Quarter		Nine Months
	2014	2013	2014	2013
	(in millions)
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	$3	$(16)	$16	$(8)
Option ARM	11	18	(9)	(46)
Subprime	(8)	29	(9)	61
First lien	6	31	(2)	7
Second lien:
Closed-end second lien	1	0	0	19
HELOC	(47)	(11)	(49)	(4)
Second lien	(46)	(11)	(49)	15
Total U.S. RMBS	(40)	20	(51)	22
Other structured finance	0	0	0	(3)
Structured finance	(40)	20	(51)	19
Public Finance:
U.S. public finance	1	9	51	32
Non-U.S. public finance	(1)	7	(1)	5
Public finance	0	16	50	37
Loss and LAE on insurance contracts before FG VIE consolidation	(40)	36	(1)	56
Effect of consolidating FG VIEs	(15)	(6)	(22)	(22)
Loss and LAE	$(55)	$30	$(23)	$34

The following table provides information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of September 30, 2014

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs
	Gross	Ceded	Gross	Ceded	Gross	Ceded			Total
	(dollars in millions)
Number of risks(1)	75	(69)	20	(20)	32	(32)	127	—	127
Remaining weighted-average contract period (in years)	8.8	8.4	6.7	7.7	8.0	8.8	8.3	—	8.3
Outstanding exposure:
Principal	$8,225	$(3,387)	$2,319	$(594)	$1,681	$(246)	$7,998	$—	$7,998
Interest	3,811	(1,503)	779	(215)	721	(105)	3,488	—	3,488
Total(2)	$12,036	$(4,890)	$3,098	$(809)	$2,402	$(351)	$11,486	$—	$11,486
Expected cash outflows (inflows)	$1,591	$(673)	$564	$(89)	$1,071	$(97)	$2,367	$(310)	$2,057
Potential recoveries
Undiscounted R&W	(198)	8	(26)	1	(258)	15	(458)	—	(458)
Other(3)	(1,519)	638	(249)	21	(299)	42	(1,366)	158	(1,208)
Total potential recoveries	(1,717)	646	(275)	22	(557)	57	(1,824)	158	(1,666)
Subtotal	(126)	(27)	289	(67)	514	(40)	543	(152)	391
Discount	18	1	(65)	12	(135)	(2)	(171)	37	(134)
Present value of expected cash flows	$(108)	$(26)	$224	$(55)	$379	$(42)	$372	$(115)	$257
Deferred premium revenue	$405	$(111)	$98	$(8)	$245	$(33)	$596	$(115)	$481
Reserves (salvage)(4)	$(173)	$(4)	$147	$(48)	$207	$(26)	$103	$(81)	$22

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2013

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs
	Gross	Ceded	Gross	Ceded	Gross	Ceded			Total
	(dollars in millions)
Number of risks(1)	91	(84)	23	(23)	33	(33)	147	—	147
Remaining weighted-average contract period (in years)	9.0	8.8	5.6	5.0	8.0	9.1	8.3	—	8.3
Outstanding exposure:
Principal	$10,298	$(4,203)	$1,693	$(197)	$1,644	$(241)	$8,994	$—	$8,994
Interest	4,762	(1,914)	541	(53)	714	(107)	3,943	—	3,943
Total(2)	$15,060	$(6,117)	$2,234	$(250)	$2,358	$(348)	$12,937	$—	$12,937
Expected cash outflows (inflows)	$1,557	$(711)	$909	$(51)	$1,013	$(86)	$2,631	$(573)	$2,058
Potential recoveries
Undiscounted R&W	(38)	1	(199)	9	(301)	16	(512)	38	(474)
Other(3)	(1,571)	684	(454)	26	(275)	26	(1,564)	457	(1,107)
Total potential recoveries	(1,609)	685	(653)	35	(576)	42	(2,076)	495	(1,581)
Subtotal	(52)	(26)	256	(16)	437	(44)	555	(78)	477
Discount	17	0	(64)	3	(106)	(5)	(155)	36	(119)
Present value of expected cash flows	$(35)	$(26)	$192	$(13)	$331	$(49)	$400	$(42)	$358
Deferred premium revenue	$446	$(128)	$153	$(10)	$270	$(34)	$697	$(172)	$525
Reserves (salvage)(4)	$(98)	$0	$76	$(6)	$159	$(35)	$96	$(4)	$92
____________________

(1)	The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(2)	Includes BIG amounts related to FG VIEs.

(3)	Includes excess spread and draws on HELOCs.

(4)	See table “Components of net reserves (salvage).”

Ratings Impact on Financial Guaranty Business

A downgrade of the Company may result in increased claims under financial guaranties issued by the Company, if the insured obligors were unable to pay.

For example, AGM has issued financial guaranty insurance policies in respect of the obligations of municipal obligors under interest rate swaps. Under the swaps, AGM insures periodic payments owed by the municipal obligors to the bank counterparties. Under certain of the swaps, AGM also insures termination payments that may be owed by the municipal obligors to the bank counterparties. If (i) AGM has been downgraded below the rating trigger set forth in a swap under which it has insured the termination payment, which rating trigger varies on a transaction by transaction basis; (ii) the municipal obligor has the right to cure by, but has failed in, posting collateral, replacing AGM or otherwise curing the downgrade of AGM; (iii) the transaction documents include as a condition that an event of default or termination event with respect to the municipal obligor has occurred, such as the rating of the municipal obligor being downgraded past a specified level, and such condition has been met; (iv) the bank counterparty has elected to terminate the swap; (v) a termination payment is payable by the municipal obligor; and (vi) the municipal obligor has failed to make the termination payment payable by it, then AGM would be required to pay the termination payment due by the municipal obligor, in an amount not to exceed the policy limit set forth in the financial guaranty insurance policy. At AGM's current financial strength ratings, if the conditions giving rise to the obligation of AGM to make a termination payment under the swap termination policies were all satisfied, then AGM could pay claims in an amount not exceeding approximately $120 million in respect of such termination payments. Taking into consideration whether the rating of the municipal obligor is below any applicable specified trigger, if the financial strength ratings of AGM were further downgraded below "A" by S&P or below "A2" by Moody's, and the conditions giving rise to the obligation of AGM to make a payment under the swap policies were all satisfied, then AGM could pay claims in an additional amount not exceeding approximately $353 million in respect of such termination payments.

As another example, with respect to variable rate demand obligations ("VRDOs") for which a bank has agreed to provide a liquidity facility, a downgrade of AGM may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00% — 3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGM or AGC under its financial guaranty policy. As of September 30, 2014, AGM had insured approximately $4.4 billion net par of VRDOs, of which approximately $0.2 billion of net par constituted VRDOs issued by municipal obligors rated BBB- or lower pursuant to the Company’s internal rating. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction.

In addition, AGM may be required to pay claims in respect of AGMH’s former financial products business if Dexia SA and its affiliates, from which the Company had purchased AGMH and its subsidiaries, do not comply with their obligations following a downgrade of the financial strength rating of AGM. Most of the guaranteed investment contracts ("GICs") insured by AGM allow the GIC holder to terminate the GIC and withdraw the funds in the event of a downgrade of AGM below A3 or A-, with no right of the GIC issuer to avoid such withdrawal by posting collateral or otherwise enhancing its credit. Each GIC contract stipulates the thresholds below which the GIC issuer must post eligible collateral, along with the types of securities eligible for posting and the collateralization percentage applicable to each security type. These collateralization percentages range from 100% of the GIC balance for cash posted as collateral to, typically, 108% for asset-backed securities. If the entire aggregate accreted GIC balance of approximately $2.4 billion as of September 30, 2014 were terminated, the assets of the GIC issuers (which had an aggregate accreted principal of approximately $3.5 billion and an aggregate market value of approximately $3.3 billion) would be sufficient to fund the withdrawal of the GIC funds.

7.    Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During Nine Months 2014, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset or liability’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between Levels 1, 2 and 3 are recognized at the end of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine whether a transfer is necessary. During the periods presented, there were no transfers between Level 1, 2 and 3.

Measured and Carried at Fair Value

Fixed-Maturity Securities and Short-Term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing models, which include available relevant market information, benchmark curves, benchmarking of like securities and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news. The market inputs used in the pricing evaluation include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and industry and economic events. Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. Given the asset class, the priority of the use of inputs may change or some market inputs may not be relevant. Additionally, the valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur.

Short-term investments, that are traded in active markets, are classified within Level 1 in the fair value hierarchy and are based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Prices determined based on models where at least one significant model assumption or input is unobservable, are considered to be Level 3 in the fair value hierarchy. As of September 30, 2014, the Company used models to price 30 fixed-maturity securities, which was 10% or $632 million of the Company's fixed-maturity securities and short-term investments at fair value. Certain Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party’s proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price depreciation/appreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities.  Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Other Invested Assets

Other invested assets include investments carried and measured at fair value on a recurring basis of $93 million, and include primarily fixed-maturity securities classified as trading carried as Level 2, investments in two vehicles that invest in the global property catastrophe risk market classified as Level 3 and an investment in a high yield fund that invests primarily in senior loans and bonds classified as Level 3.

Other Assets

Committed Capital Securities

The fair value of committed capital securities ("CCS"), which is recorded in “other assets” on the consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under AGM Committed Preferred Trust Securities (the “AGM CPS”) agreements, and the estimated present value that the Company would hypothetically have to pay currently for a comparable security (see Note 15, Notes Payable and Credit Facilities). The AGM CPS are carried at fair value with changes in fair value recorded on the consolidated statement of operations. The estimated current cost of the Company’s CCS is based on several factors, including broker-dealer quotes for the outstanding securities, the U.S. dollar forward swap curve, London Interbank Offered Rate ("LIBOR") curve projections and the term the securities are estimated to remain outstanding.

Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives consist primarily of insured CDS contracts, and also include interest rate swaps that fall under derivative accounting standards requiring fair value accounting through the statement of operations. The Company does not enter into CDS with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate; however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. Such terminations generally are completed for an amount that approximates the present value of future premiums or for an amount negotiated as part of an R&W settlement, not at fair value.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells or purchases for credit protection purposes, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs to derive an estimate of the fair value of the Company's contracts in its principal markets (see "Assumptions and Inputs"). There is no established market where financial guaranty insured credit derivatives are actively traded, therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the Company’s deals to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the Company’s current credit standing.

 The Company’s models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive or pay and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at September 30, 2014 were such that market prices of the Company’s CDS contracts were not available.

Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements and the differences may be material.

Assumptions and Inputs

Listed below are various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts.

·                  Gross spread.

·                  The allocation of gross spread among:

•	the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction (“bank profit”);

•	premiums paid to the Company for the Company’s credit protection provided (“net spread”); and

•	the cost of CDS protection purchased by the originator to hedge their counterparty credit risk exposure to the Company (“hedge cost”).

·      The weighted average life which is based on Debt Service schedules.

·	The rates used to discount future expected premium cash flows ranged from 0.15% to 3.12% at September 30, 2014 and 0.21% to 3.80% at December 31, 2013.

The Company obtains gross spreads on its outstanding contracts from market data sources published by third parties (e.g., dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral-specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. These indices are adjusted to reflect the non-standard terms of the Company’s CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, CDS spreads are either interpolated or extrapolated based on similar transactions or market indices.

·                  Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

·                  Deals priced or closed during a specific quarter within a specific asset class and specific rating.

·                  Credit spreads interpolated based upon market indices.

·                  Credit spreads provided by the counterparty of the CDS.

·                  Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Information by Credit Spread Type (1)

	As of September 30, 2014	As of December 31, 2013
Based on actual collateral specific spreads	0.1%	0.1%
Based on market indices	99.9%	99.9%
Total	100%	100%
 ____________________
(1)    Based on par.

Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company’s objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management’s assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

The Company interpolates a curve based on the historical relationship between the premium the Company receives when a credit derivative is closed to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates credit spreads based on a similar transaction for which the Company has received a spread quote from one of the first three sources within the Company’s spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions’ current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross-referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness.

The premium the Company receives is referred to as the “net spread.” The Company’s pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company’s own credit spread affects the pricing of its deals. The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS referencing AGM. For credit spreads on the Company’s name the Company obtains the quoted price of CDS contracts traded on AGM from market data sources published by third parties. The cost to acquire CDS protection referencing AGM affects the amount of spread on CDS deals that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGM increases, the amount of premium the Company retains on a deal generally decreases. As the cost to acquire CDS protection referencing AGM decreases, the amount of premium the Company retains on a deal generally increases. In the Company’s valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the

Company’s own credit spreads, approximately 81%, 38% and 83%, based on number of deals, of the Company's CDS contracts are fair valued using this minimum premium as of September 30, 2014, June 30, 2014 and December 31, 2013, respectively. The percentage of deals that price using the minimum premiums has fluctuated since December 31, 2013 due to changes in AGM's credit spreads. In general when AGM's credit spreads narrow, the cost to hedge AGM's name declines and more transactions price above previously established floor levels. Meanwhile, when AGM's credit spreads widen, the cost to hedge AGM's name increases causing more transactions to price at previously established floor levels. The Company corroborates the assumptions in its fair value model, including the portion of exposure to AGM hedged by its counterparties, with independent third parties each reporting period. The current level of AGM’s own credit spread has resulted in the bank or deal originator hedging a significant portion of its exposure to AGM. This reduces the amount of contractual cash flows AGM can capture as premium for selling its protection.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the Company's contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A fair value resulting in a credit derivative asset on protection sold is the result of contractual cash inflows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize a gain representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract. The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts and taking the present value of such amounts.

Example

Following is an example of how changes in gross spreads, the Company’s own credit spread and the cost to buy protection on the Company affect the amount of premium the Company can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16%	440	88%
The premium the Company receives per annum (in bps)	40	22%	10	2%

In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to AGM, when the CDS spread on AGM was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the Company receives premium of 40 basis points, or 22% of the gross spread.

In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to AGM, when the CDS spread on AGM was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the Company would receive premium of 10 basis points, or 2% of the gross spread. Due to the increased cost to hedge AGM's name, the amount of profit the bank would expect to receive, and the premium the Company would expect to receive decline significantly.

In this example, the contractual cash flows (the Company premium received per annum above) exceed the amount a market participant would require the Company to pay in today's market to accept its obligations under the CDS contract, thus resulting in an asset. This credit derivative asset is equal to the difference in premium rates discounted at the corresponding LIBOR over the weighted average remaining life of the contract multiplied by the par outstanding as of the reporting period.

Strengths and Weaknesses of Model

The Company's credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company's CDS modeling techniques are:
·                  The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

·                  The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed by the Company to be the key parameters that affect fair value of the transaction.

·                  The model is a consistent approach to valuing positions. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

The primary weaknesses of the Company's CDS modeling techniques are:

·                  There is no exit market or actual exit transactions. Therefore the Company’s exit market is a hypothetical one based on the Company’s entry market.

·                  There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

·                  At September 30, 2014 and December 31, 2013, the markets for the inputs to the model were highly illiquid, which impacts their reliability.

·                  Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

These contracts were classified as Level 3 in the fair value hierarchy because there is a reliance on at least one unobservable input deemed significant to the valuation model, most significantly the Company's estimate of the value of non-standard terms and conditions of its credit derivative contracts and amount of protection purchased on AGM's name.

Fair Value Option on FG VIEs' Assets and Liabilities

The Company elected the fair value option for all the FG VIEs' assets and liabilities. See Note 9, Consolidated Variable Interest Entities.

The FG VIEs issued securities collateralized by first lien and second lien RMBS. The lowest level input that is significant to the fair value measurement of these assets and liabilities was a Level 3 input (i.e. unobservable), therefore management classified them as Level 3 in the fair value hierarchy. Prices are generally determined with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach and the third-party’s proprietary pricing models. The models to price the FG VIEs’ liabilities used, where appropriate, inputs such as estimated prepayment speeds; market values of the assets that collateralize the securities; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; house price depreciation/appreciation rates based on macroeconomic forecasts and, for those liabilities insured by the Company, the benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest, taking into account the timing of the potential default and the Company’s own credit rating. The third-party also utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithms designed to aggregate market color, received by the third-party, on comparable bonds.

The fair value of the Company’s FG VIE assets is generally sensitive to changes related to estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could materially change the market value of the FG VIE’s assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIE asset is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically leads to a decrease in the fair value of FG VIE assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIE assets. These factors also directly impact the fair value of the Company’s FG VIE liabilities.

The fair value of the Company’s FG VIE liabilities is also generally sensitive to changes relating to estimated prepayment speeds; market values of the underlying assets; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. In addition, the Company’s FG VIE liabilities with recourse are also sensitive to changes in the Company’s implied credit worthiness. Significant changes to any of these inputs could materially change the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest for the tranches of debt issued by the FG VIE that is insured by the Company. In general, extending the timing of expected loss payments by the Company into the future typically leads to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIE liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically leads to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIE liabilities with recourse.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

The fair value of the Company’s financial guaranty contracts accounted for as insurance was based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. This amount was based on the pricing assumptions management has observed for portfolio transfers that have occurred in the financial guaranty market and included adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Other Invested Assets

Other invested assets primarily consist of a surplus note issued by AGC to AGM and assets acquired in refinancing transactions. The fair value of the surplus note was determined by calculating the effect of changes in U.S. Treasury yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the surplus note was classified as Level 3.

The fair value of the assets acquired in refinancing transactions was determined by calculating the present value of the expected cash flows. The Company uses a market approach to determine discounted future cash flows using market driven discount rates and a variety of assumptions, including a projection of the LIBOR rate and prepayment and default assumptions. The fair value measurement was classified as Level 3 in the fair value hierarchy because there is a reliance on significant unobservable inputs to the valuation model, including the discount rates, prepayment and default assumptions, loss severity and recovery on delinquent loans.

Other Assets and Other Liabilities

The Company’s other assets and other liabilities consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, the carrying values of which approximate fair value.

Notes Payable

The fair value of the notes payable was determined by calculating the present value of the expected cash flows. The Company uses a market approach to determine discounted future cash flows using market driven discount rates and a variety of assumptions, if applicable, including LIBOR curve projections, prepayment and default assumptions, and AGM CDS spreads. The fair value measurement was classified as Level 3 in the fair value hierarchy.
Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company's financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of September 30, 2014

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$4,039	$—	$4,031	$8
U.S. government and agencies	70	—	70	—
Corporate securities	648	—	551	97
Mortgage-backed securities:
RMBS	673	—	269	404
Commercial mortgage-backed securities ("CMBS")	277	—	277	—
Asset-backed securities	245	—	122	123
Foreign government securities	190	—	190	—
Total fixed-maturity securities	6,142	—	5,510	632
Short-term investments	232	146	86	—
Other invested assets (1)	99	—	17	82
Credit derivative assets	90	—	—	90
FG VIEs’ assets, at fair value	847	—	—	847
Other assets	17	—	—	17
Total assets carried at fair value	$7,427	$146	$5,613	$1,668
Liabilities:
Credit derivative liabilities	$300	—	—	$300
FG VIEs’ liabilities with recourse, at fair value	874	—	—	874
FG VIEs’ liabilities without recourse, at fair value	112	—	—	112
Total liabilities carried at fair value	$1,286	$—	$—	$1,286

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2013

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$3,690	$—	$3,682	$8
U.S. government and agencies	69	—	69	—
Corporate securities	629	—	493	136
Mortgage-backed securities:
RMBS	438	—	200	238
CMBS	210	—	210	—
Asset-backed securities	300	—	159	141
Foreign government securities	186	—	186	—
Total fixed-maturity securities	5,522	—	4,999	523
Short-term investments	667	411	256	—
Other invested assets (1)	86	—	78	8
Credit derivative assets	98	—	—	98
FG VIEs’ assets, at fair value	1,691	—	—	1,691
Other assets	21	—	—	21
Total assets carried at fair value	$8,085	$411	$5,333	$2,341
Liabilities:
Credit derivative liabilities	$326	$—	$—	$326
FG VIEs’ liabilities with recourse, at fair value	1,275	—	—	1,275
FG VIEs’ liabilities without recourse, at fair value	686	—	—	686
Total liabilities carried at fair value	$2,287	$—	$—	$2,287
____________________

(1)	Includes Level 3 mortgage loans that are recorded at fair value on a non-recurring basis.

Changes in Level 3 Fair Value Measurements

The table below presents a roll forward of the Company's Level 3 financial instruments carried at fair value on a recurring basis during Third Quarter 2014 and 2013 and Nine Months 2014 and 2013.

Fair Value Level 3 Rollforward
Recurring Basis
Third Quarter 2014

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		Other Invested Assets	FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs' Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of June 30, 2014	$8		$106		$238		$121		$49	$846		$15		$(215)		$(924)		$(104)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	1	(2)	(14)	(2)	3	(2)	1	(2)	—	27	(3)	2	(4)	12	(6)	23	(3)	(13)	(3)
Other comprehensive income (loss)	—		5		12		1		2	—		—		—		—		—
Purchases	—		—		159		—		25	—		—		—		—		—
Settlements	(1)		—		(8)		—		0	(26)		—		(7)		27		5
FG VIE consolidations	—		—		—		—		—	—		—		—		—		—
FG VIE deconsolidations	—		—		—		—		—	—		—		—		—		—
Fair value as of September 30, 2014	$8		$97		$404		$123		$76	$847		$17		$(210)		$(874)		$(112)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2014	$0		$5		$12		$1		$2	$37		$2		$6		$22		$(5)

Fair Value Level 3 Rollforward
Recurring Basis
Third Quarter 2013

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		Other Invested Assets		FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs' Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of June 30, 2013	$11		$—		$226		$226		$2		$1,784		$10		$(310)		$(1,422)		$(717)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	0	(2)	1	(2)	2	(2)	5	(2)	0	(7)	(19)	(3)	4	(4)	67	(6)	36	(3)	17	(3)
Other comprehensive income (loss)	0		4		9		(1)		0		—		—		—		—		—
Purchases	—		130	(8)	9		—		—		—		—		—		—		—
Settlements	(1)		(3)		(11)		(2)		(2)		(95)		—		(6)		78		22
FG VIE deconsolidations	—		—		—		—		—		(16)		—		—		—		16
Fair value as of September 30, 2013	$10		$132		$235		$228		$0		$1,654		$14		$(249)		$(1,308)		$(662)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2013	$0		$4		$8		$(1)		$0		$7		$4		$59		$33		$(19)

Fair Value Level 3 Rollforward
Recurring Basis
Nine Months 2014

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		Other Invested Assets	FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs' Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2013	$8		$136		$238		$141		$2	$1,691		$21		$(228)		$(1,275)		$(686)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	1	(2)	(18)	(2)	11	(2)	10	(2)	—	136	(3)	(4)	(4)	41	(6)	(63)	(3)	(45)	(3)
Other comprehensive income (loss)	0		(16)		26		3		4	—		—		—		—		—
Purchases	—		—		159		—		70	—		—		—		—		—
Settlements	(1)		(5)		(30)		(31)		—	(328)		—		(23)		316		13
FG VIE consolidations	—		—		—		—		—	46		—		—		(25)		(21)
FG VIE deconsolidations	—		—		0		—		—	(698)		—		—		173		627
Fair value as of September 30, 2014	$8		$97		$404		$123		$76	$847		$17		$(210)		$(874)		$(112)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2014	$0		$(16)		$24		$2		$4	$94		$(4)		$17		$(18)		$(9)

Fair Value Level 3 Rollforward
Recurring Basis
Nine Months 2013

	Fixed Maturity Securities
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		Other Invested Assets		FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs' Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2012	$12		$—		$184		$249		$1		$1,870		$14		$(283)		$(1,605)		$(678)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	0	(2)	1	(2)	12	(2)	12	(2)	(1)	(7)	427	(3)	0	(4)	74	(6)	(74)	(3)	(107)	(3)
Other comprehensive income (loss)	0		4		13		(28)		2		—		—		—		—		—
Purchases	—		130	(8)	59		—		—		—		—		—		—		—
Settlements	(2)		(3)		(33)		(5)		(2)		(497)		—		(40)		248		96
FG VIE consolidations	—		—		—		—		—		48		—		—		(12)		(37)
FG VIE deconsolidations	—		—		—		—		—		(194)		—		—		135		64
Fair value as of September 30, 2013	$10		$132		$235		$228		$0		$1,654		$14		$(249)		$(1,308)		$(662)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2013	$0		$4		$13		$(27)		$2		$295		$0		$38		$(75)		$(161)
____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)	Included in fair value gains (losses) on FG VIEs.

(4)	Recorded in fair value gains (losses) on CCS.

(5)	Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(6)	Reported in net change in fair value of credit derivatives.

(7)    Reported in other income.

(8)    Non-cash transaction.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At September 30, 2014

Financial Instrument Description (1)	Fair Value at September 30, 2014(in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets:
Fixed-maturity securities:
Obligations of state and political subdivisions	$8	Rate of inflation	1.0%	-	3.0%	2.0%
		Cash flow receipts	0.5%	-	22.1%	21.8%
		Yield	4.6%			4.6%
		Collateral recovery period	3 month	-	9 years	8.6 years

Corporate securities	97	Yield	13.9%			13.9%

RMBS	404	CPR	0.3%	-	8.1%	2.8%
		CDR	3.2%	-	13.1%	5.9%
		Loss severity	56.4%	-	100.0%	80.3%
		Yield	4.6%	-	11.5%	7.7%
Asset-backed securities:
Investor owned utility	123	Collateral recovery period	4 years
		Discount factor	7.0%

Other invested assets	82	Discount for lack of liquidity	20.0%			20.0%
		Recovery on delinquent loans	40.0%			40.0%
		Default rates	0.0%	-	7.0%	6.2%
		Loss severity	40.0%	-	90.0%	76.3%
		Prepayment speeds	5.0%	-	15.0%	12.1%
		Net asset value (per share)	$1,085	-	$1,091	$1,088

FG VIEs’ assets, at fair value	847	CPR	0.0%	-	7.0%	3.5%
		CDR	1.2%	-	12.7%	6.1%
		Loss severity	45.0%	-	100.0%	84.3%
		Yield	2.5%	-	17.6%	8.2%

Financial Instrument Description (1)	Fair Value at September 30, 2014 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Other assets	17	Quotes from third party pricing	$52	-	$57	$54.5
		Term (years)	5 years

Liabilities:
Credit derivative liabilities, net	(210)	Hedge cost (in bps)	30.0	-	343.7	43.6
		Bank profit (in bps)	1.0	-	1,450.9	27.4
		Internal floor (in bps)	7.0	-	100.0	11.4
		Internal credit rating	AAA	-	CCC	AAA

FG VIEs’ liabilities, at fair value	(986)	CPR	0.0%	-	7.0%	3.5%
		CDR	1.2%	-	12.7%	6.1%
		Loss severity	45.0%	-	100.0%	84.3%
		Yield	2.5%	-	6.7%	5.1%
___________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

 Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2013

Financial Instrument Description (1)	Fair Value at December 31, 2013 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets:
Fixed-maturity securities:
Obligations of state and political subdivisions	$8	Rate of inflation	1.0%	-	3.0%	2.0%
		Cash flow receipts	0.5%	-	19.3%	19.0%
		Discount rates	4.6%			4.6%
		Collateral recovery period	1 month	-	10 years	9.3 years

Corporate securities	136	Yield	8.3%

RMBS	238	CPR	1.0%	-	9.1%	4.2%
		CDR	5.0%	-	25.8%	18.1%
		Severity	48.1%	-	101.8%	88.5%
		Yield	2.5%	-	7.8%	5.0%
Asset-backed securities:
Investor owned utility	141	Liquidation value (in millions)	$195	-	$245	$228
		Years to liquidation	0 years	-	3 years	2 years
		Collateral recovery period	12 months	-	6 years	3.5 years
		Discount factor	15.3%			15.3%

Other invested assets	8	Discount for lack of liquidity	10.0%	-	20.0%	20.0%
		Recovery on delinquent loans	20.0%	-	60.0%	40.0%
		Default rates	1.0%	-	10.0%	3.2%
		Loss severity	40.0%	-	90.0%	73.5%
		Prepayment speeds	6.0%	-	15.0%	13.1%

FG VIEs’ assets, at fair value	1,691	CPR	0.3%	-	9.7%	5.6%
		CDR	3.0%	-	25.8%	13.6%
		Loss severity	37.5%	-	101.5%	77.6%
		Yield	3.5%	-	9.2%	6.4%

Financial Instrument Description (1)	Fair Value at December 31, 2013 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Other assets	21	Quotes from third party pricing	$47	-	$52	$49.5
		Term (years)	5 years

Liabilities:
Credit derivative liabilities, net	(228)	Hedge cost (in bps)	55.0	-	525.0	72.3
		Bank profit (in bps)	1.0	-	1,418.5	56.7
		Internal floor (in bps)	7.0	-	100.0	13.2
		Internal credit rating	AAA	-	CCC	AAA

FG VIEs’ liabilities, at fair value	(1,961)	CPR	0.3%	-	9.7%	5.6%
		CDR	3.0%	-	25.8%	13.6%
		Loss severity	37.5%	-	101.5%	77.6%
		Yield	3.5%	-	9.2%	6.4%
___________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

The carrying amount and estimated fair value of the Company's financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of September 30, 2014		As of December 31, 2013
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed-maturity securities	$6,142	$6,142	$5,522	$5,522
Short-term investments	232	232	667	667
Other invested assets	408	472	405	442
Credit derivative assets	90	90	98	98
FG VIEs’ assets, at fair value	847	847	1,691	1,691
Other assets	130	130	82	82
Liabilities:
Financial guaranty insurance contracts(1)	2,084	3,472	2,312	2,481
Notes payable	20	18	39	38
Credit derivative liabilities	300	300	326	326
FG VIEs’ liabilities with recourse, at fair value	874	874	1,275	1,275
FG VIEs’ liabilities without recourse, at fair value	112	112	686	686
Other liabilities	34	34	16	16
____________________

(1)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, and salvage and subrogation and other recoverables net of reinsurance.

8.    Financial Guaranty Contracts Accounted for as Credit Derivatives

Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS).

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the Company may be obligated to make payments. Similar to a financial guaranty insurance contract, the Company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the Company may also be required to pay if the obligor became bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the Company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the Company may be required to make a termination payment to its swap counterparty upon such termination. The Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

Credit Derivative Net Par Outstanding by Sector

The estimated remaining weighted average life of credit derivatives was 2.2 years at September 30, 2014 and 2.3 years at December 31, 2013. The components of the Company's credit derivative net par outstanding are presented below.

Credit Derivatives
Subordination and Ratings

	As of September 30, 2014				As of December 31, 2013
Asset Type	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating
	(dollars in millions)
Pooled corporate obligations:
Collateralized loan obligations/collateralized bond obligations	$8,088	29.6%	31.9%	AAA	$11,250	29.4%	30.2%	AAA
Synthetic investment grade pooled corporate	8,974	21.1	19.6	AAA	9,186	21.1	19.5	AAA
Synthetic high yield pooled corporate	—	—	—	-	2,684	47.2	41.1	AAA
Trust preferred securities collateralized debt obligations ("TruPS CDOs")	9	56.0	85.9	AAA	16	56.0	85.1	AAA
Market value CDOs of corporate obligations	946	17.0	26.7	AAA	1,184	17.0	27.5	AAA
Total pooled corporate obligations	18,017	24.7	25.6	AAA	24,320	27.6	27.3	AAA
U.S. RMBS:
Subprime first lien	57	—	—	AAA	64	—	—	AAA
Closed-end second lien	63	—	—	A	73	—	—	A
Total U.S. RMBS	120	—	—	AA	137	—	—	AA
Other	2,767	—	—	A-	2,871	—	—	A-
Total	$20,904			AAA	$27,328			AAA
___________________

(1)	Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

The Company’s exposure to pooled corporate obligations is highly diversified in terms of obligors and industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company’s pooled corporate exposure consists of collateralized loan obligation (“CLO”) or synthetic pooled corporate obligations. Most of these CLOs have an average obligor size of less than 1% of the total transaction and typically restrict the maximum exposure to any one industry to approximately 10%. The Company’s exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

The $2.8 billion of exposure in "Other" CDS contracts as of September 30, 2014 comprises numerous deals typically structured with significant underlying credit enhancement and spread across various asset classes, such as commercial receivables, international RMBS, infrastructure, regulated utilities and consumer receivables. Of the total net par outstanding in the "Other" sector, $0.2 billion is rated BIG.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of September 30, 2014		As of December 31, 2013
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$16,728	80.0%	$23,200	84.9%
AA	1,905	9.1	1,858	6.8
A	859	4.1	899	3.2
BBB	1,150	5.5	1,081	4.0
BIG	262	1.3	290	1.1
Credit derivative net par outstanding	$20,904	100.0%	$27,328	100.0%

Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivatives Gain (Loss)

	Third Quarter		Nine Months
	2014	2013	2014	2013
	(in millions)
Realized gains (losses) and other settlements on credit derivatives:
Realized gains on credit derivatives (1)	$7	$12	$26	$43
Net credit derivative losses (paid and payable) recovered and recoverable	(1)	(2)	(2)	(4)
Realized gains (losses) and other settlements on credit derivatives	6	10	24	39
Net change in unrealized gains (losses) on credit derivatives:
Pooled corporate obligations	2	30	19	2
U.S. RMBS	1	3	1	1
Other (2)	3	24	(3)	32
Net change in unrealized gains (losses) on credit derivatives (3)	6	57	17	35
Net change in fair value of credit derivatives	$12	$67	$41	$74
____________________

(1)
Includes accelerations due to terminations of CDS contracts of $0.1 million and $0.1 million related to net par of $0.1 billion and $0.3 billion for Third Quarter 2014 and Third Quarter 2013, respectively, and $0.7 million and $10.2 million related to net par of $0.6 billion and $2.7 billion for Nine Months 2014 and Nine Months 2013, respectively.

(2)	“Other” includes all other U.S. and international asset classes, such as commercial receivables, international infrastructure, international RMBS securities, and pooled infrastructure securities.

(3)
Except for net estimated credit impairments (i.e., net expected loss to be paid as discussed in Note 5), the unrealized gains and losses on credit derivatives are expected to reduce to zero as the exposure approaches its maturity date. With considerable volatility continuing in the market, unrealized gains (losses) on credit derivatives may fluctuate significantly in future periods.

During Third Quarter 2014, unrealized fair value gains were generated primarily in the pooled corporate obligations and Other sectors due to tighter implied net spreads. The tighter implied net spreads were primarily a result of improvements in pricing on the underlying collateral of the Company’s securities as well as the slight increase in the cost to buy protection in AGM’s name, specifically for the one year CDS spread, as the market cost of AGM’s one year credit protection increased slightly during the period. These transactions were pricing at or above their floor levels (or the minimum rate at which the Company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on AGM, which management refers to as the CDS spread on AGM, increased, the implied spreads that the Company would expect to receive on these transactions decreased.

During Nine Months 2014, unrealized fair value gains were generated primarily in the pooled corporate obligations sector. The unrealized gains were a result of the run-off of outstanding exposure as the transactions in this sector approach maturity, as well as the expiration of several large synthetic high yield pooled corporate transactions. The unrealized gains were partially offset by unrealized losses in the Other sector. The unrealized losses in Other were a result of the decreased cost to buy protection in AGM’s name as the market cost of AGM’s credit protection decreased during the period. The transactions in the Other sector were pricing above their floor levels; therefore when the cost of purchasing CDS protection on AGM decreased, the implied spreads that the Company would expect to receive on these transactions increased.

During Third Quarter 2013, unrealized fair value gains were generated primarily in the pooled corporate obligations and Other sectors due to narrower implied net spreads. The narrower implied net spreads in both sectors were primarily a result of the increased cost to buy protection on AGM’s name as the market cost of AGM’s credit increased significantly during the period. Several transactions were pricing above their floor levels; therefore when the cost of purchasing CDS protection on AGM increased, the implied spreads that the Company would expect to receive on these transactions decreased.

During Nine Months 2013, the unrealized fair value gains were generated primarily in the Other sector. The unrealized gain in the Other sector was driven primarily by the price improvement on a XXX life securitization transaction. These unrealized gains were partially offset by unrealized losses resulting from the slightly decreased cost to buy protection in AGM’s name as the market cost of AGM’s credit decreased during the period. Several transactions were pricing above their floor levels; therefore when the cost of purchasing CDS protection on AGM decreased, the implied spreads that the Company would expect to receive on these transactions increased.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGM. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date.

Five-Year CDS Spread on AGM
Quoted price of CDS contract (in basis points)

	As of September 30, 2014	As of June 30, 2014	As of December 31, 2013	As of September 30, 2013	As of June 30, 2013	As of December 31, 2012
AGM	344	346	525	502	365	536

One-Year CDS Spread on AGM
Quoted price of CDS contract (in basis points)

	As of September 30, 2014	As of June 30, 2014	As of December 31, 2013	As of September 30, 2013	As of June 30, 2013	As of December 31, 2012
AGM	120	115	220	215	72	257

Fair Value of Credit Derivatives Assets (Liabilities)
and Effect of AGM
Credit Spreads

	As of September 30, 2014	As of December 31, 2013
	(in millions)
Fair value of credit derivatives before effect of AGM credit spread	$(319)	$(438)
Plus: Effect of AGM credit spread	109	210
Net fair value of credit derivatives	$(210)	$(228)

The fair value of CDS contracts at September 30, 2014, before considering the implications of AGM’s credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets and ratings downgrades. The asset classes that remain most affected are pooled corporate securities and a XXX life securitization transaction. Comparing September 30, 2014 with December 31, 2013, there was a narrowing of spreads primarily related to pooled corporate obligations and a XXX life securitization transaction. This narrowing of spreads combined with the runoff of par outstanding and termination of CDS transactions, resulted in a gain of approximately $119 million, before taking into account AGM’s credit spreads.

Management believes that the trading level of AGM’s credit spreads over the past several years has been due to the correlation between AGM’s risk profile and the current risk profile of the broader financial markets and to increased demand for credit protection against AGM as the result of its financial guaranty volume, as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGM’s credit spread were higher credit spreads in the fixed income security markets. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high yield CDO, and CLO markets as well as continuing market concerns over the 2005-2007 vintages of RMBS.

 The following table presents the fair value and the present value of expected claim payments or recoveries (i.e. net expected loss to be paid as described in Note 5) for contracts accounted for as derivatives.

Net Fair Value and Expected Losses
of Credit Derivatives by Sector

	Fair Value of Credit Derivative Asset (Liability), net		Expected Loss to be (Paid) Recovered (1)
Asset Type	As of September 30, 2014	As of December 31, 2013	As of September 30, 2014	As of December 31, 2013
	(in millions)
Pooled corporate obligations	$18	$(2)	$—	$—
U.S. RMBS	(9)	(9)	5	2
Other	(219)	(217)	(6)	(5)
Total	$(210)	$(228)	$(1)	$(3)
____________________

(1)	There was no R&W benefit on credit derivatives as of September 30, 2014 and December 31, 2013.

Sensitivity to Changes in Credit Spread

The following table summarizes the estimated change in fair values on the net balance of the Company's credit derivative positions assuming immediate parallel shifts in credit spreads on AGM and on the risks that it assumes.

Effect of Changes in Credit Spread
As of September 30, 2014

Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)
100% widening in spreads	$(356)	$(146)
50% widening in spreads	(283)	(73)
25% widening in spreads	(246)	(36)
10% widening in spreads	(224)	(14)
Base Scenario	(210)	—
10% narrowing in spreads	(199)	11
25% narrowing in spreads	(182)	28
50% narrowing in spreads	(155)	55
 ____________________

(1)	Includes the effects of spreads on both the underlying asset classes and the Company’s own credit spread.

9.    Consolidated Variable Interest Entities

The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. AGM does not sponsor any VIEs when underwriting third party financial guaranty insurance or credit derivative transactions, nor has it acted as the servicer or collateral manager for any VIE obligations that it insures. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by special purpose entities, including VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to special purpose entities, including VIEs, generate cash flows that are in excess of the interest payments on the debt issued by the special purpose entity.

Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the special purpose entities, including VIEs (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

AGM is not primarily liable for the debt obligations issued by the VIEs they insure and would only be required to make payments on these insured debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due and only for the amount of the shortfall. AGM’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay Debt Service on VIE liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero at maturity of the VIE debt, except for net premiums received and net claims paid by AGM under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid for FG VIEs is included in Note 5, Expected Loss to be Paid.

As part of the terms of its financial guaranty contracts, the Company obtains certain protective rights with respect to the VIE that are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, the Company typically is not deemed to control a VIE; however, once a trigger event occurs, the Company's control of the VIE typically increases. The Company continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by the Company and, accordingly, where the Company is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. The Company obtains protective rights under its insurance contracts that give the Company additional controls over a VIE if there is either deterioration of deal performance or in the financial health of the deal servicer. The Company is deemed to be the control party for certain VIEs under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to the Company's financial guaranty contracts. If the protective rights that could make the Company the control party have not been triggered, then the VIE is not consolidated. If the Company is deemed no longer to have those protective rights, the transaction is deconsolidated.

Consolidated FG VIEs

Number of FG VIE's Consolidated

	Nine Months
	2014	2013
Beginning of period, December 31	32	25
Consolidated(1)	1	11
Deconsolidated(1)	(6)	(3)
Matured	(2)	(1)
End of period, September 30	25	32
____________________

(1)
Net gain on deconsolidation was $102 million in Nine Months 2014, and a net loss on consolidation and deconsolidation was $7 million in Nine Months 2013 and recorded in “fair value gains (losses) on FG VIEs” in the consolidated statement of operations.

The total unpaid principal balance for the FG VIEs' assets that were over 90 days or more past due was approximately $182 million at September 30, 2014 and $549 million at December 31, 2013. The aggregate unpaid principal of the FG VIEs' assets was approximately $686 million greater than the aggregate fair value at September 30, 2014, excluding the effect of R&W settlements. The aggregate unpaid principal of the FG VIEs' assets was approximately $1,490 million greater than the aggregate fair value at December 31, 2013, excluding the effect of R&W settlements. The change in the instrument-specific credit risk of the FG VIEs' assets held as of September 30, 2014 that was recorded in the consolidated statements of operations for Third Quarter 2014 and Nine Months 2014 were gains of $75 million and $125 million, respectively. The change in the instrument-specific credit risk of the FG VIEs' assets held as of September 30, 2013 that was recorded in the consolidated statements of operations for Third Quarter 2013 and Nine Months 2013 were gains of $75 million and $198 million, respectively.

The unpaid principal for FG VIE liabilities with recourse was $1,169 million and $1,634 million as of September 30, 2014 and December 31, 2013, respectively. FG VIE liabilities with recourse will mature at various dates ranging from 2025 to 2038. The aggregate unpaid principal balance was approximately $547 million greater than the aggregate fair value of the FG

VIEs’ liabilities as of September 30, 2014. The aggregate unpaid principal balance was approximately $1,211 million greater than the aggregate fair value of the FG VIEs' liabilities as of December 31, 2013.

The table below shows the carrying value of the consolidated FG VIEs' assets and liabilities in the consolidated financial statements, segregated by the types of assets that collateralize their respective debt obligations.

Consolidated FG VIEs
By Type of Collateral

	As of September 30, 2014		As of December 31, 2013
	Assets	Liabilities	Assets	Liabilities
	(in millions)
With recourse:
U.S. RMBS first lien	$513	$594	$576	$730
U.S. RMBS second lien	200	280	394	545
Total with recourse	713	874	970	1,275
Without recourse	134	112	721	686
Total	$847	$986	$1,691	$1,961

The consolidation of FG VIEs has a significant effect on net income and shareholder’s equity due to (1) changes in fair value gains (losses) on FG VIE assets and liabilities, (2) the elimination of premiums and losses related to the AGM FG VIE liabilities with recourse and (3) the elimination of investment balances related to the Company’s purchase of AGM insured FG VIE debt. Upon consolidation of a FG VIE, the related insurance and, if applicable, the related investment balances, are considered intercompany transactions and therefore eliminated. Such eliminations are included in the table below to present the full effect of consolidating FG VIEs.

Effect of Consolidating FG VIEs on Net Income,
Cash Flows From Operating Activities and Shareholder's Equity

	Third Quarter		Nine Months
	2014	2013	2014	2013
	(in millions)
Net earned premiums	$(5)	$(14)	$(26)	$(46)
Net investment income	(2)	(2)	(8)	(8)
Net realized investment gains (losses)	(1)	0	(5)	1
Fair value gains (losses) on FG VIEs	49	37	220	259
Other income	0	—	(2)	—
Loss and LAE	15	6	22	22
Effect on net income before tax provision	56	27	201	228
Less: tax provision (benefit)	20	(9)	71	(79)
Effect on net income (loss)	$36	$18	$130	$149

Effect on cash flows from operating activities	$17	$(5)	$55	$(151)

	As of September 30, 2014	As of December 31, 2013
	(in millions)
Effect on shareholder’s equity (decrease) increase	$(36)	$(148)

Fair value gains (losses) on FG VIEs represent the net change in fair value on the consolidated FG VIEs' assets and liabilities. During Third Quarter 2014, the Company recorded a pre-tax net fair value gain on consolidated FG VIEs of $49 million. . This gain was primarily driven by price appreciation on the Company’s FG VIE assets during the quarter resulting from improvements in the underlying collateral, as well as large principal paydowns made on the Company’s FG VIEs. The most significant price appreciation occurred in several HELOC transactions where the number of future loans estimated to default is declining. There was no significant change in the value of the Company’s wrap during the period, and as a result the price appreciation was greater on the Company’s FG VIE assets than on the FG VIE liabilities. During Nine Months 2014, the Company recorded a pre-tax net fair value gain of consolidated FG VIEs of $220 million. The primary driver of this gain, $102 million, was a result of the deconsolidation of five VIEs in first quarter 2014. There was an additional gain of $37 million resulting from the Company exercising its option to accelerate two second lien RMBS VIEs. These two VIEs were treated as maturities during the period.

During Third Quarter 2013, the Company recorded a pre-tax net fair value gain of consolidated FG VIEs of $37 million. The gain was primarily driven by price depreciation on the Company's FG VIE liabilities. During the quarter, market participants gave less value to the guarantee provided by monoline insurers as a result of exposure to specific countries. The primary driver of the $259 million pre-tax fair value gain of consolidated FG VIEs during Nine Months 2013 was a result of R&W benefits received on several VIEs as a result of settlements with various counterparties during the first and second quarters. These settlements resulted in a gain of $213 million. During Third Quarter 2013, one of the Company's financial guaranty insurance policies was canceled, resulting in deconsolidation of one FG VIE. During the first half of 2013, the Company signed an agreement that resulted in the deconsolidation of two FG VIEs.

Non-Consolidated VIEs

As of September 30, 2014 and December 31, 2013 the Company had issued financial guaranty contracts for approximately 460 and 440 VIEs, respectively, that it did not consolidate. To date, the Company's analyses have indicated that it does not have a controlling financial interest in any other VIEs and, as a result, they are not consolidated in the consolidated financial statements. The Company's exposure provided through its financial guaranties with respect to debt obligations of special purpose entities is included within net par outstanding in Note 3, Outstanding Exposure.

10.    Investments and Cash

Net Investment Income and Realized Gains (Losses)

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Accrued investment income was $74 million and $60 million as of September 30, 2014 and December 31, 2013, respectively.

Net Investment Income

	Third Quarter		Nine Months
	2014	2013	2014	2013
	(in millions)
Income from fixed-maturity securities managed by third parties	$48	$45	$139	$123
Income from internally managed securities:
Fixed maturities	12	14	39	38
Other invested assets	9	5	23	17
Gross investment income	69	64	201	178
Investment expenses	(1)	(1)	(3)	(3)
Net investment income	$68	$63	$198	$175

Net Realized Investment Gains (Losses)

	Third Quarter		Nine Months
	2014	2013	2014	2013
	(in millions)
Gross realized gains on available-for-sale securities	$2	$1	$6	$2
Gross realized gains on other assets in investment portfolio	1	2	8	6
Gross realized losses on available-for-sale securities	0	0	(1)	(5)
Gross realized losses on other assets in investment portfolio	(1)	(4)	(1)	(7)
Other-than-temporary impairment	(20)	(6)	(35)	(13)
Net realized investment gains (losses)	$(18)	$(7)	$(23)	$(17)

The following table presents the roll-forward of the credit losses of fixed-maturity securities for which the Company has recognized an other-than-temporary-impairment and where the portion of the fair value adjustment related to other factors was recognized in other comprehensive income ("OCI").

Roll Forward of Credit Losses in the Investment Portfolio

	Third Quarter		Nine Months
	2014	2013	2014	2013
	(in millions)
Balance, beginning of period	$50	$41	$34	$36
Additions for credit losses on securities for which an other-than-temporary-impairment was not previously recognized	3	1	28	2
Additions for credit losses on securities for which an other-than-temporary-impairment was previously recognized	16	5	6	9
Other	—	—	1	—
Balance, end of period	$69	$47	$69	$47

Investment Portfolio
Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of September 30, 2014

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI(2) Gain (Loss) on Securities with Other-Than-Temporary Impairment	Weighted Average Credit Quality(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	62%	$3,788	$251	$0	$4,039	$1	AA
U.S. government and agencies	1	66	4	0	70	—	AA+
Corporate securities	11	649	14	(15)	648	(12)	A-
Mortgage-backed securities(4):
RMBS	11	667	26	(20)	673	(2)	BIG
CMBS	4	273	4	0	277	—	AAA
Asset-backed securities	4	242	3	0	245	1	A
Foreign government securities	3	186	5	(1)	190	—	AA+
Total fixed-maturity securities	96	5,871	307	(36)	6,142	(12)	AA-
Short-term investments	4	232	0	0	232	—	AAA
Total investment portfolio	100%	$6,103	$307	$(36)	$6,374	$(12)	AA-

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2013

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with Other-Than-Temporary Impairment	Weighted Average Credit Quality(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	59%	$3,557	$153	$(20)	$3,690	$0	AA
U.S. government and agencies	1	66	4	(1)	69	—	AA+
Corporate securities	10	624	13	(8)	629	—	A-
Mortgage-backed securities(4):
RMBS	8	463	12	(37)	438	(28)	BBB-
CMBS	3	209	3	(2)	210	—	AAA
Asset-backed securities	5	298	3	(1)	300	(2)	A
Foreign government securities	3	177	9	0	186	—	AA+
Total fixed-maturity securities	89	5,394	197	(69)	5,522	(30)	AA-
Short-term investments	11	667	0	0	667	—	AAA
Total investment portfolio	100%	$6,061	$197	$(69)	$6,189	$(30)	AA-
____________________

(1)	Based on amortized cost.

(2)	Accumulated OCI ("AOCI"). See also Note 16, Other Comprehensive Income.

(3)
Ratings in the tables above represent the lower of the Moody's and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company's portfolio consists primarily of high-quality, liquid instruments.

(4)	Government-agency obligations were approximately 25% of mortgage backed securities as of September 30, 2014 and 26% as of December 31, 2013 based on fair value.

The Company’s investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories. Securities rated lower than A-/A3 by S&P or Moody’s are not eligible to be purchased for the Company’s portfolio unless acquired for loss mitigation or risk management strategies.

The majority of the investment portfolio is managed by four outside managers. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector.

The following tables summarize, for all securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of September 30, 2014

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
Obligations of state and political subdivisions	$55	$0	$16	$0	$71	$0
U.S. government and agencies	4	0	12	0	16	0
Corporate securities	174	(13)	48	(2)	222	(15)
Mortgage-backed securities:
RMBS	169	(2)	82	(18)	251	(20)
CMBS	37	0	—	—	37	0
Asset-backed securities	30	0	—	—	30	0
Foreign government securities	51	(1)	—	—	51	(1)
Total	$520	$(16)	$158	$(20)	$678	$(36)
Number of securities		84		38		122
Number of securities with other-than-temporary impairment		3		5		8

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2013

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
Obligations of state and political subdivisions	$705	$(20)	$1	$0	$706	$(20)
U.S. government and agencies	11	(1)	—	—	11	(1)
Corporate securities	231	(8)	2	0	233	(8)
Mortgage-backed securities:
RMBS	81	(4)	155	(33)	236	(37)
CMBS	91	(2)	—	—	91	(2)
Asset-backed securities	151	(1)	—	—	151	(1)
Foreign government securities	12	0	1	0	13	0
Total	$1,282	$(36)	$159	$(33)	$1,441	$(69)
Number of securities		280		20		300
Number of securities with other-than-temporary impairment		7		10		17

Of the securities in an unrealized loss position for 12 months or more as of September 30, 2014, five securities had unrealized losses greater than 10% of book value. The total unrealized loss for these securities as of September 30, 2014 was $16 million. The Company has determined that the unrealized losses recorded as of September 30, 2014 are yield related and not the result of other-than-temporary-impairment.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of September 30, 2014 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of September 30, 2014

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$50	$50
Due after one year through five years	1,098	1,133
Due after five years through 10 years	1,439	1,519
Due after 10 years	2,344	2,490
Mortgage-backed securities:
RMBS	667	673
CMBS	273	277
Total	$5,871	$6,142

Under agreements with its cedants and in accordance with statutory requirements, the Company maintains fixed-maturity securities in trust accounts for the benefit of reinsured companies, which amounted to $38 million and $21 million as of September 30, 2014 and December 31, 2013, respectively, based on fair value. In addition, to fulfill state licensing requirements, the Company has placed on deposit eligible securities of $12 million and $11 million as of September 30, 2014 and December 31, 2013, respectively, based on fair value.

No material investments of the Company were non-income producing for Nine Months 2014, and 2013, respectively.

Internally Managed Portfolio

The investment portfolio tables shown above include both assets managed externally and internally. In the table below, more detailed information is provided for the component of the total investment portfolio that is internally managed (excluding short-term investments). The internally managed portfolio, as defined below, represents approximately 12% and 10% of the investment portfolio, on a fair value basis, as of September 30, 2014 and December 31, 2013, respectively. The internally managed portfolio consists primarily of the Company's investments in securities for (i) loss mitigation purposes, (ii) other risk management purposes and (iii) where the Company believes a particular security presents an attractive investment opportunity (the "trading portfolio").

One of the Company's strategies for mitigating losses has been to purchase securities it has insured that have expected losses, at discounted prices (assets purchased for loss mitigation purposes). In addition, the Company holds other invested assets that were obtained or purchased as part of negotiated settlements with insured counterparties or under the terms of our financial guaranties (other risk management assets).

     Additional detail about the types and amounts of securities acquired by the Company for loss mitigation, other risk management and in the trading portfolio is set forth in the table below.

Internally Managed Portfolio
Carrying Value

	As of September 30, 2014	As of December 31, 2013
	(in millions)
Assets purchased for loss mitigation purposes:
Fixed-maturity securities:
RMBS	$398	$233
Other invested assets	15	47
Other risk management assets:
Fixed-maturity securities	278	321
Other	89	12
Trading portfolio (other invested assets)	4	47
Total	$784	$660

11.    Insurance Company Regulatory Requirements

Contingency Reserves

On July 15, 2013, AGM and its wholly-owned subsidiary, AGE (together, the "AGM Group"), were notified that the New York State Department of Financial Services ("NYSDFS") does not object to the AGM Group reassuming contingency reserves that they had ceded to Assured Guaranty Re Ltd. ("AG Re") and electing to cease ceding future contingency reserves to AG Re under the following circumstances:

•
The AGM Group may reassume 33% of a contingency reserve base of approximately $250 million (the “NY Contingency Reserve Base”) in 2013, after July 16, 2013, the date on which the transactions for the capitalization of MAC were completed (the “Closing Date”).

•	The AGM Group may reassume 50% of the NY Contingency Reserve Base in 2014, no earlier than the one year anniversary of the Closing Date, with the prior approval of the NYSDFS.

•	The AGM Group may reassume the remaining 17% of the NY Contingency Reserve Base in 2015, no earlier than the two year anniversary of the Closing Date, with the prior approval of the NYSDFS.

The reassumption of the contingency reserves has the effect of increasing contingency reserves by the amount reassumed and decreasing policyholders' surplus by the same amount; there would be no impact on the statutory or rating agency capital as a result of the reassumption. The reassumption of contingency reserves would permit the release of amounts from the AG Re trust accounts securing AG Re's reinsurance of the AGM Group.

In the third quarter of 2013, AGM reassumed 33% of its contingency reserve bases, which permitted the release of approximately $53 million of assets from the AG Re trust accounts securing AG Re's reinsurance of AGM, after adjusting for increases in the amounts required to be held in such accounts due to changes in asset values.

In the third quarter of 2014, AGM reassumed 50% of its contingency reserve base (approximately $110 million), which permitted the release of approximately $108 million of assets from the AG Re trust accounts securing AG Re's reinsurance of AGM, after taking into account other, normal-course adjustments to AG Re’s collateral requirements such as changes in asset values and changes in assumed reserves.

Dividend Restrictions and Capital Requirements

Under New York insurance law, AGM may only pay dividends out of "earned surplus", which is the portion of a company's surplus that represents the net earnings, gains or profits (after deduction of all losses) that have not been distributed to shareholders as dividends or transferred to stated capital or capital surplus, or applied to other purposes permitted by law, but does not include unrealized appreciation of assets. AGM may pay dividends without the prior approval of the NYSDFS that, together with all dividends declared or distributed by it during the preceding 12 months, does not exceed the lesser of 10% of its policyholders' surplus (as of the last annual or quarterly statement filed with the New York Superintendent of Financial Services) or 100% of its adjusted net investment income during that period. The aggregate amount available for AGM to distribute as dividends in the next twelve months without regulatory approval is estimated to be approximately $161 million.

MAC is subject to the same dividend limitations described above for AGM. The Company does not currently anticipate that MAC will distribute any dividends.

U.K. company law prohibits AGE from declaring a dividend to its shareholder unless it has “profits available for distribution.” The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. While the U.K. insurance regulatory laws impose no statutory restrictions on a general insurer's ability to declare a dividend, the Prudential Regulation Authority's capital requirements may in practice act as a restriction on dividends. The Company does not expect AGE to distribute any dividends at this time.

Dividends and Surplus Notes
By Insurance Company

	Third Quarter		Nine Months
	2014	2013	2014	2013
	(in millions)
Dividends paid by AGM to AGMH	$60	$60	$105	$98
Repayment of surplus note by AGM to AGMH	25	25	50	50
Issuance of surplus notes by MAC to MAC Holdings(1)	—	(300)	—	(300)
Issuance of surplus notes by MAC to AGM(1)	—	(100)	—	(100)
____________________
(1)    The surplus notes issued by MAC are eliminated in consolidation.

12.    Income Taxes

Provision for Income Taxes

In conjunction with AGL's purchase of AGMH on July 1, 2009, AGM and its insurance company subsidiaries have joined the consolidated federal tax group of Assured Guaranty US Holdings Inc. ("AGUS"), an indirect parent holding company of AGM. A new tax sharing agreement was entered into effective July 1, 2009, subsequently amended to include MAC, whereby each company in the AGUS consolidated tax group pays or receives its proportionate share of the consolidated federal tax burden for the group as if each company filed on a separate return basis with current period credit for net losses. Beginning on May 31, 2012, MAC also joined the AGUS consolidated tax group.

The Company's provision for income taxes for interim financial periods is not based on an estimated annual effective rate due, for example, to the variability in fair value of its credit derivatives, which prevents the Company from projecting a reliable estimated annual effective tax rate and pretax income for the full year 2014. A discrete calculation of the provision is calculated for each interim period.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below:

Effective Tax Rate Reconciliation

	Third Quarter		Nine Months
	2014	2013	2014	2013
	(in millions)
Expected tax provision (benefit) at statutory rate	$79	$81	$231	$273
Tax-exempt interest	(12)	(10)	(33)	(30)
Change in liability for uncertain tax position	6	—	6	—
Other	(6)	0	(4)	1
Total provision (benefit) for income taxes	$67	$71	$200	$244
Effective tax rate	30.2%	30.6%	30.3%	31.3%

The expected tax provision at statutory rates in taxable jurisdictions is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Pretax income of the Company’s subsidiaries which are not U.S. domiciled but are subject to U.S. tax by election or as controlled foreign corporations are included at the U.S. statutory tax rate.

Valuation Allowance

The Company came to the conclusion that it is more likely than not that its net deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative GAAP income of the Company, cumulative operating income AGUS together with its U.S. subsidiaries has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Uncertain Tax Positions

The Company's policy is to recognize interest and penalties related to uncertain tax positions in income tax expense and has accrued $0.4 million for Nine Months 2014 and $0.3 million for 2013. For Nine Months 2014, an amount of $6 million was recorded as a return to provision adjustment. As of September 30, 2014 and December 31, 2013, the Company had accrued $2 million and $2 million of interest, respectively.

The total amount of unrecognized tax benefits as of September 30, 2014 and December 31, 2013, that would affect the effective tax rate, if recognized, was $11 million and $5 million, respectively.

13.    Reinsurance and Other Monoline Exposures
AGM assumes exposure on insured obligations (“Assumed Business”) and cedes portions of its exposure on obligations it has insured (“Ceded Business”) in exchange for premiums, net of ceding commissions. The Company has historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.
Ceded and Assumed Business
The Company has Ceded Business to affiliated and non-affiliated companies to limit its exposure to risk. Under these relationships, the Company cedes a portion of its insured risk in exchange for a premium paid to the reinsurer. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. A number of the financial guaranty insurers to which the Company has ceded par have experienced financial distress and been downgraded by the rating agencies as a result. In addition, state insurance regulators have intervened with respect to some of these insurers. The Company's ceded contracts generally allow the Company to recapture Ceded Business after certain triggering events, such as reinsurer downgrades.

In Nine Months 2014, the Company entered into commutation agreements to reassume previously ceded business consisting of approximately $856 million par of almost exclusively U.S. public finance and European (predominantly UK) utility and infrastructure exposures outstanding as of February 28, 2014. For such reassumptions, the Company received the statutory unearned premium outstanding as of the commutation dates plus, in one case, a commutation premium. There were no commutations in Nine Months 2013.

AGM is also party to reinsurance agreements as a reinsurer to its affiliated financial guaranty insurance companies.

AGM has assumed business primarily from its affiliate, AGC. Under this relationship, AGM assumes a portion of the ceding company’s insured risk in exchange for a premium. AGM may be exposed to risk in this portfolio in that AGM may be required to pay losses without a corresponding premium in circumstances where the ceding company is experiencing financial distress and is unable to pay premiums. AGM’s agreement with AGC is generally subject to termination at the option of the ceding company if AGM fails to meet certain financial and regulatory criteria or to maintain a specified minimum financial strength rating. Upon termination under these conditions, AGM may be required to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves calculated on a statutory basis of accounting, attributable to the reinsurance assumed, after which AGM would be released from liability with respect to the Assumed Business. Upon the occurrence of the conditions set forth above, whether or not an agreement is terminated, AGM may be obligated to increase the level of ceding commission paid. In 2013, MAC assumed a book of U.S. public finance business from AGM and AGC.

The following table presents the components of premiums and losses reported in the consolidated statement of operations and the contribution of the Company's Assumed and Ceded Businesses.

Effect of Reinsurance on Statement of Operations

	Third Quarter		Nine Months
	2014	2013	2014	2013
	(in millions)
Premiums Written:
Direct	$46	$27	$92	$62
Assumed(1)	0	249	0	249
Ceded	(19)	(10)	(56)	(23)
Net	$27	$266	$36	$288
Premiums Earned:
Direct	$124	145	$360	$526
Assumed	7	7	20	7
Ceded	(36)	(44)	(106)	(140)
Net	$95	$108	$274	$393
Loss and LAE:
Direct	$(55)	$45	$12	$76
Ceded	0	(15)	(35)	(42)
Net	$(55)	$30	$(23)	$34
____________________
(1)    Represents primarily par assumed by MAC from AGC in Third Quarter 2013.

Reinsurer Exposure
In addition to assumed and ceded reinsurance arrangements, the Company may also have exposure to some financial guaranty reinsurers (i.e., monolines) in other areas. Second-to-pay insured par outstanding represents transactions the Company has insured that were previously insured by other monolines. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. Another area of exposure is in the investment portfolio where the Company holds fixed-maturity securities that are wrapped by monolines and whose value may decline based on the rating of the monoline. At September 30, 2014, based on fair value, the Company had fixed-maturity securities in its investment portfolio consisting of $376 million insured by National Public Finance Guarantee Corporation ("NPFGC"), $347 million insured by Ambac Assurance Corporation ("Ambac"), $85 million insured by AGC, and $29 million insured by other guarantors.

Exposure by Reinsurer

	Ratings at November 24, 2014		Par Outstanding as of September 30, 2014
Reinsurer	Moody’s Reinsurer Rating	S&P Reinsurer Rating	Ceded Par Outstanding(1)	Second-to-Pay Insured Par Outstanding	Assumed Par Outstanding
	(dollars in millions)
Affiliated Companies: (2)
AGC	A3	AA	$—	$497	$22,433
AG Re	Baa1	AA	59,523	—	—
Affiliated Companies			59,523	497	22,433
Non-Affiliated Companies:
American Overseas Reinsurance Company Limited (f/k/a Ram Re)	WR(3)	WR	5,886	—	30
Tokio Marine & Nichido Fire Insurance Co., Ltd.	Aa3(4)	AA-(4)	5,657	—	—
Radian Asset Assurance Inc.	Ba1	B+	4,246	19	—
Syncora Guarantee Inc.	WR	WR	3,940	639	—
Mitsui Sumitomo Insurance Co. Ltd.	A1	A+(4)	2,072	—	—
ACA Financial Guaranty Corp.	NR(6)	WR	752	2	—
Federal Insurance Company	Aa2	AA	382	—	—
Swiss Reinsurance Co.	Aa3	AA-	332	—	—
Security Life of Denver Insurance Company	A3	A-	239	—	—
NPFGC (7)	A3	AA-	—	4,484	—
Ambac	WR	WR	—	2,813	—
MBIA	(5)	(5)	—	2,575	—
Financial Guaranty Insurance Co.	WR	WR	—	1,035	—
Ambac Assurance Corp. Segregated Account	NR	NR	—	112	—
CIFG Assurance North America Inc.	WR	WR	—	49	—
Other	Various	Various	0	—	1
Non-Affiliated Companies			23,506	11,728	31
Total			$83,029	$12,225	$22,464
____________________

(1)	Includes $2,380 million in ceded par outstanding related to insured credit derivatives.

(2)	MAC is rated AA+ (stable outlook) from KBRA and of AA (stable outlook) from S&P. Assumed par outstanding includes $22,402 million assumed by MAC from AGC.

(3)	Represents “Withdrawn Rating.”

(4)	The Company has structural collateral agreements satisfying the triple-A credit requirement of S&P and/or Moody’s.

(5)	MBIA includes subsidiaries MBIA Insurance Corp. rated B by S&P and B2 by Moody's and MBIA U.K. Insurance Ltd. rated B by S&P and Ba2 by Moody’s.

(6)	Represents “Not Rated.”

(7)	NPFGC is also rated AA+ from KBRA.

Amounts Due (To) From Reinsurers
As of September 30, 2014

	Assumed Premium, net of Commissions	Ceded Premium, net of Commissions	Ceded Expected Loss and LAE
	(in millions)
AGC	$2	$—	$—
AG Re	—	(65)	53
American Overseas Reinsurance Company Limited	—	(7)	7
Tokio	—	(16)	31
Radian Asset Assurance Inc.	—	(16)	16
Syncora Guarantee Inc.	—	(35)	2
Mitsui Sumitomo Insurance Co. Ltd.	—	(3)	9
Federal Insurance Company	—	(16)	—
Swiss Reinsurance Co.	—	(2)	4
Security Life of Denver Insurance Company	—	(9)	—
Other	—	(17)	—
Total	$2	$(186)	$122

Excess of Loss Reinsurance Facility

AGC, AGM and MAC entered into an aggregate excess of loss reinsurance facility with a number of reinsurers, effective as of January 1, 2014. The facility covers losses occurring either from January 1, 2014 through December 31, 2021, or January 1, 2015 through December 31, 2022, at the option of AGC, AGM and MAC. It terminates on January 1, 2016, unless AGC, AGM and MAC choose to extend it. The facility covers certain U.S. public finance credits insured or reinsured by AGC, AGM and MAC as of September 30, 2013, excluding credits that were rated non-investment grade as of December 31, 2013 by Moody’s or S&P or internally by AGC, AGM or MAC and is subject to certain per credit limits. Among the credits excluded are those associated with the Commonwealth of Puerto Rico and its related authorities and public corporations. The facility attaches when AGC’s, AGM’s and MAC’s net losses (net of AGC’s and AGM's reinsurance (including from affiliates) and net of recoveries) exceed $1.5 billion in the aggregate. The facility covers a portion of the next $500 million of losses, with the reinsurers assuming pro rata in the aggregate $450 million of the $500 million of losses and AGC, AGM and MAC jointly retaining the remaining $50 million of losses. The reinsurers are required to be rated at least AA- or to post collateral sufficient to provide AGM, AGC and MAC with the same reinsurance credit as reinsurers rated AA-. AGM, AGC and MAC are obligated to pay the reinsurers their share of recoveries relating to losses during the coverage period in the covered portfolio. The Company has paid approximately $17 million of premiums during 2014 for the term January 1, 2014 through December 31, 2014 and deposited approximately $17 million of securities into trust accounts for the benefit of the reinsurers to be used to pay the premium for January 1, 2015 through December 31, 2015.
14.    Commitments and Contingencies

Legal Proceedings

Litigation

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly, and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

In addition, in the ordinary course of its business, the Company asserts claims in legal proceedings against third parties to recover losses paid in prior periods. For example, as described in the "Recovery Litigation" section of Note 5, Expected Loss to be Paid, as of the date of this filing, AGM has filed complaints against certain sponsors and underwriters of RMBS securities that AGM had insured, alleging, among other claims, that such persons had breached R&W in the transaction documents, failed to cure or repurchase defective loans and/or violated state securities laws. The amounts, if any, the Company will recover in proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

Proceedings Relating to the Company's Financial Guaranty Business

AGM and AGMH receive subpoenas duces tecum and interrogatories from regulators from time to time.

Beginning in July 2008, AGM and various other financial guarantors were named in complaints filed in the Superior Court for the State of California, City and County of San Francisco by a number of plaintiffs. Subsequently, plaintiffs' counsel filed amended complaints against AGM and AGC and added additional plaintiffs. These complaints alleged that the financial guaranty insurer defendants (i) participated in a conspiracy in violation of California's antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and created market demand for municipal bond insurance, (ii) participated in risky financial transactions in other lines of business that damaged each insurer's financial condition (thereby undermining the value of each of their guaranties), and (iii) failed to adequately disclose the impact of those transactions on their financial condition. In addition to their antitrust claims, various plaintiffs asserted claims for breach of the covenant of good faith and fair dealing, fraud, unjust enrichment, negligence, and negligent misrepresentation. At hearings held in July and October 2011 relating to AGM, AGC and the other defendants' demurrer, the court overruled the demurrer on the following claims: breach of contract, violation of California's antitrust statute and of its unfair business practices law, and fraud. The remaining claims were dismissed. On December 2, 2011, AGM, AGC and the other bond insurer defendants filed an anti-SLAPP ("Strategic Lawsuit Against Public Participation") motion to strike the complaints under California's Code of Civil Procedure. On July 9, 2013, the court entered its order denying in part and granting in part the bond insurers' motion to strike. As a result of the order, the causes of action that remain against AGM and AGC are: claims of breach of contract and fraud, brought by the City of San Jose, the City of Stockton, East Bay Municipal Utility District and Sacramento Suburban Water District, relating to the failure to disclose the impact of risky financial transactions on their financial condition; and a claim of breach of the unfair business practices law brought by The Jewish Community Center of San Francisco. On September 9, 2013, plaintiffs filed an appeal of the anti-SLAPP ruling on the California antitrust statute and on September 30, 2013, AGC, AGM and the other bond insurer defendants filed a notice of cross-appeal. On July 7, 2014, the bond insurer defendants, as cross-appellants, filed their opening brief in the Court of Appeal of the State of California First Appellate District, Division 2. The complaints generally seek unspecified monetary damages, interest, attorneys' fees, costs and other expenses. On October 29, 2014, AGC and AGM filed a good faith settlement notice with the Superior Court for the State of California, City and County of San Francisco, informing the court and co-defendants that AGC, AGM and the plaintiffs had reached an agreement to settle and resolve the cases as between them.  Barring any objections from the co-defendants, the court will rule and enter a good faith order that bars any claims for contribution by co-defendants.  Upon entry of the good faith order, the Company expects the parties will consummate the settlement and the claims against AGC and AGM will be dismissed with prejudice.

On November 19, 2012, Lehman Brothers Holdings Inc. (“LBHI”) and Lehman Brothers Special Financing Inc. (“LBSF") commenced an adversary complaint and claim objection in the United States Bankruptcy Court for the Southern District of New York against Credit Protection Trust 283 (“CPT 283”), FSA Administrative Services, LLC, as trustee for CPT 283, and AGM, in connection with CPT 283's termination of a CDS between LBSF and CPT 283. CPT 283 terminated the CDS as a consequence of LBSF failing to make a scheduled payment owed to CPT 283, which termination occurred after LBHI filed for bankruptcy but before LBSF filed for bankruptcy. The CDS provided that CPT 283 was entitled to receive from LBSF a termination payment in that circumstance of approximately $43.8 million (representing the economic equivalent of the future fixed payments CPT 283 would have been entitled to receive from LBSF had the CDS not been terminated), and CPT 283 filed proofs of claim against LBSF and LBHI (as LBSF's credit support provider) for such amount. LBHI and LBSF seek to disallow and expunge (as impermissible and unenforceable penalties) CPT 283's proofs of claim against LBHI and LBSF and recover approximately $67.3 million, which LBHI and LBSF allege was the mark-to-market value of the CDS to LBSF (less unpaid amounts) on the day CPT 283 terminated the CDS, plus interest, attorney's fees, costs and other expenses. On the same day, LBHI and LBSF also commenced an adversary complaint and claim objection against Credit Protection Trust 207 (“CPT 207”), FSA Administrative Services, LLC, as trustee for CPT 207, and AGM, in connection with CPT 207's termination of a CDS between LBSF and CPT 207. Similarly, the CDS provided that CPT 207 was entitled to receive from LBSF a termination payment in that circumstance of $492,555. LBHI and LBSF seek to disallow and expunge CPT 207's proofs of claim against LBHI and LBSF and recover approximately $1.5 million. AGM believes the terminations of the CDS and the calculation of the termination payment amounts were consistent with the terms of the ISDA master agreements between the parties. The Company cannot reasonably estimate the possible loss, if any, that may arise from this lawsuit.

On September 25, 2013, Wells Fargo Bank, N.A., as trust administrator, filed an interpleader complaint in the U.S. District Court for the Southern District of New York against AGM, among others, relating to the right of AGM to be reimbursed from certain cashflows for principal claims paid on insured certificates issued in the MASTR Adjustable Rate Mortgages Trust 2007-3 securitization. The Company estimates that an adverse outcome to the interpleader proceeding could increase losses on the transaction by approximately $10 - $20 million, net of expected settlement payments and reinsurance in force.

Proceedings Related to AGMH's Former Financial Products Business

The following is a description of legal proceedings involving AGMH’s former Financial Products Business. Although Assured Guaranty did not acquire AGMH’s former Financial Products Business, which included AGMH’s former GIC business, medium term notes business and portions of the leveraged lease businesses, certain legal proceedings relating to those businesses are against entities that Assured Guaranty did acquire. While Dexia SA and Dexia Crédit Local S.A. (“DCL”), jointly and severally, have agreed to indemnify Assured Guaranty against liability arising out of the proceedings described below, such indemnification might not be sufficient to fully hold Assured Guaranty harmless against any injunctive relief or civil or criminal sanction that is imposed against AGMH or its subsidiaries.

Governmental Investigations into Former Financial Products Business

AGMH and/or AGM have received subpoenas duces tecum and interrogatories or civil investigative demands from the Attorneys General of the States of Connecticut, Florida, Illinois, Massachusetts, Missouri, New York, Texas and West Virginia relating to their investigations of alleged bid rigging of municipal GICs. AGMH is responding to such requests. AGMH may receive additional inquiries from these or other regulators and expects to provide additional information to such regulators regarding their inquiries in the future. In addition,

•
AGMH received a subpoena from the Antitrust Division of the Department of Justice in November 2006 issued in connection with an ongoing criminal investigation of bid rigging of awards of municipal GICs and other municipal derivatives; and

•	AGM received a subpoena from the SEC in November 2006 related to an ongoing industry-wide investigation concerning the bidding of municipal GICs and other municipal derivatives.

Pursuant to the subpoenas, AGMH has furnished to the Department of Justice and SEC records and other information with respect to AGMH’s municipal GIC business. The ultimate loss that may arise from these investigations remains uncertain.

In July 2010, a former employee of AGM who had been involved in AGMH's former Financial Products Business was indicted along with two other persons with whom he had worked at Financial Guaranty Insurance Company. Such former employee and the other two persons were convicted on fraud conspiracy counts.  After appeal, their convictions were reversed by a three-judge panel of the U.S. Court of Appeals for the Second Circuit in November 2013. In January 2014, the Department of Justice petitioned the U.S. Court of Appeals for the Second Circuit for a panel rehearing and a rehearing en banc of the appeal; the motions were denied on August 15, 2014.

Lawsuits Relating to Former Financial Products Business

During 2008, nine putative class action lawsuits were filed in federal court alleging federal antitrust violations in the municipal derivatives industry, seeking damages and alleging, among other things, a conspiracy to fix the pricing of, and manipulate bids for, municipal derivatives, including GICs. These cases have been coordinated and consolidated for pretrial proceedings in the U.S. District Court for the Southern District of New York as MDL 1950, In re Municipal Derivatives Antitrust Litigation, Case No. 1:08-cv-2516 (“MDL 1950”).

Five of these cases named both AGMH and AGM: (a) Hinds County, Mississippi v. Wachovia Bank, N.A.; (b) Fairfax County, Virginia v. Wachovia Bank, N.A.; (c) Central Bucks School District, Pennsylvania v. Wachovia Bank, N.A.; (d) Mayor and City Council of Baltimore, Maryland v. Wachovia Bank, N.A.; and (e) Washington County, Tennessee v. Wachovia Bank, N.A. In April 2009, the MDL 1950 court granted the defendants’ motion to dismiss on the federal claims, but granted leave for the plaintiffs to file an amended complaint. The Corrected Third Consolidated Amended Class Action Complaint, filed on October 9, 2013, lists neither AGM nor AGMH as a named defendant or a co-conspirator. The complaint generally seeks unspecified monetary damages, interest, attorneys’ fees and other costs.

The other four cases named AGMH (but not AGM) and also alleged that the defendants violated California state antitrust law and common law by engaging in illegal bid-rigging and market allocation, thereby depriving the cities or municipalities of competition in the awarding of GICs and ultimately resulting in the cities paying higher fees for these products: (f) City of Oakland, California v. AIG Financial Products Corp.; (g) County of Alameda, California v. AIG Financial Products Corp.; (h) City of Fresno, California v. AIG Financial Products Corp.; and (i) Fresno County Financing Authority v. AIG Financial Products Corp. When the four plaintiffs filed a consolidated complaint in September 2009, the plaintiffs did not name AGMH as a defendant. However, the complaint does describe some of AGMH’s and AGM’s activities. The consolidated complaint generally seeks unspecified monetary damages, interest, attorneys’ fees and other costs. In April 2010, the MDL 1950 court granted in part and denied in part the named defendants’ motions to dismiss this consolidated complaint. The Company cannot reasonably estimate the possible loss, if any, or range of loss that may arise from these lawsuits.

In 2008, AGMH and AGM also were named in five non-class action lawsuits originally filed in the California Superior Courts alleging violations of California law related to the municipal derivatives industry: (a) City of Los Angeles, California v. Bank of America, N.A.; (b) City of Stockton, California v. Bank of America, N.A.; (c) County of San Diego, California v. Bank of America, N.A.; (d) County of San Mateo, California v. Bank of America, N.A.; and (e) County of Contra Costa, California v. Bank of America, N.A. Amended complaints in these actions were filed in September 2009, adding a federal antitrust claim and naming AGM (but not AGMH) and AGUS, among other defendants. These cases have been transferred to the Southern District of New York and consolidated with MDL 1950 for pretrial proceedings.

In late 2009, AGM and AGUS, among other defendants, were named in six additional non-class action cases filed in federal court, which also have been coordinated and consolidated for pretrial proceedings with MDL 1950: (f) City of Riverside, California v. Bank of America, N.A.; (g) Sacramento Municipal Utility District v. Bank of America, N.A.; (h) Los Angeles World Airports v. Bank of America, N.A.; (i) Redevelopment Agency of the City of Stockton v. Bank of America, N.A.; (j) Sacramento Suburban Water District v. Bank of America, N.A.; and (k) County of Tulare, California v. Bank of America, N.A.

The MDL 1950 court denied AGM and AGUS’s motions to dismiss these 11 complaints in April 2010. Amended complaints were filed in May 2010. On October 29, 2010, AGM and AGUS were voluntarily dismissed with prejudice from the Sacramento Municipal Utility District case only. The complaints in these lawsuits generally seek or sought unspecified monetary damages, interest, attorneys’ fees, costs and other expenses. The Company cannot reasonably estimate the possible loss, if any, or range of loss that may arise from the remaining lawsuits.

In May 2010, AGM and AGUS, among other defendants, were named in five additional non-class action cases filed in federal court in California: (a) City of Richmond, California v. Bank of America, N.A. (filed on May 18, 2010, N.D. California); (b) City of Redwood City, California v. Bank of America, N.A. (filed on May 18, 2010, N.D. California); (c) Redevelopment Agency of the City and County of San Francisco, California v. Bank of America, N.A. (filed on May 21, 2010, N.D. California); (d) East Bay Municipal Utility District, California v. Bank of America, N.A. (filed on May 18, 2010, N.D. California); and (e) City of San Jose and the San Jose Redevelopment Agency, California v. Bank of America, N.A (filed on May 18, 2010, N.D. California). These cases have also been transferred to the Southern District of New York and consolidated with MDL 1950 for pretrial proceedings. In September 2010, AGM and AGUS, among other defendants, were named in a sixth additional non-class action filed in federal court in New York, but which alleges violation of New York’s Donnelly Act in addition to federal antitrust law: Active Retirement Community, Inc. d/b/a Jefferson’s Ferry v. Bank of America, N.A. (filed on September 21, 2010, E.D. New York), which has also been transferred to the Southern District of New York and consolidated with MDL 1950 for pretrial proceedings. In December 2010, AGM and AGUS, among other defendants, were named in a seventh additional non-class action filed in federal court in the Central District of California, Los Angeles Unified School District v. Bank of America, N.A., and in an eighth additional non-class action filed in federal court in the Southern District of New York, Kendal on Hudson, Inc. v. Bank of America, N.A. These cases also have been consolidated with MDL 1950 for pretrial proceedings. The complaints in these lawsuits generally seek unspecified monetary damages, interest, attorneys’ fees, costs and other expenses. The Company cannot reasonably estimate the possible loss, if any, or range of loss that may arise from these lawsuits.

In January 2011, AGM and AGUS, among other defendants, were named in an additional non-class action case filed in federal court in New York, which alleges violation of New York’s Donnelly Act in addition to federal antitrust law: Peconic Landing at Southold, Inc. v. Bank of America, N.A. This case has been consolidated with MDL 1950 for pretrial proceedings. The complaint in this lawsuit generally seeks unspecified monetary damages, interest, attorneys’ fees, costs and other expenses. The Company cannot reasonably estimate the possible loss, if any, or range of loss that may arise from this lawsuit.

In September 2009, the Attorney General of the State of West Virginia filed a lawsuit (Circuit Ct. Mason County, W. Va.) against Bank of America, N.A. alleging West Virginia state antitrust violations in the municipal derivatives industry, seeking damages and alleging, among other things, a conspiracy to fix the pricing of, and manipulate bids for, municipal derivatives, including GICs. An amended complaint in this action was filed in June 2010, adding a federal antitrust claim and naming AGM (but not AGMH) and AGUS, among other defendants. This case has been removed to federal court as well as transferred to the S.D.N.Y. and consolidated with MDL 1950 for pretrial proceedings. AGM and AGUS answered West Virginia's Second Amended Complaint on November 11, 2013. The complaint in this lawsuit generally seeks civil penalties, unspecified monetary damages, interest, attorneys’ fees, costs and other expenses. The Company cannot reasonably estimate the possible loss, if any, or range of loss that may arise from this lawsuit.

15.    Notes Payable and Credit Facilities

Notes Payable

Notes Payable represents debt issued by VIEs consolidated by AGM to one of the Financial Products Companies that were transferred to Dexia Holdings prior to the acquisition of AGMH. The funds borrowed were used to finance the purchase of the underlying obligations of AGM-insured obligations which had breached triggers allowing AGM to exercise its right to accelerate payment of a claim in order to mitigate loss. The assets purchased are classified as assets acquired in refinancing transactions and recorded in “other invested assets.” The terms of the notes payable match the terms of the assets acquired in refinancing transactions.

The principal and carrying values of the Company's notes payable are presented in the table below.

Principal and Carrying Amounts of Notes Payable

	As of September 30, 2014		As of December 31, 2013
	Principal	Carrying Value	Principal	Carrying Value
	(in millions)
Notes Payable	$17	$20	$34	$38

Recourse Credit Facilities

2009 Strip Coverage Facility

In connection with the acquisition of AGMH and its subsidiaries from Dexia Holdings Inc., AGM agreed to retain the risks relating to the debt and strip policy portions of the leveraged lease business. The liquidity risk to AGM related to the strip policy portion of the leveraged lease business is mitigated by the strip coverage facility described below.

In a leveraged lease transaction, a tax-exempt entity (such as a transit agency) transfers tax benefits to a tax-paying entity by transferring ownership of a depreciable asset, such as subway cars. The tax-exempt entity then leases the asset back from its new owner.

If the lease is terminated early, the tax-exempt entity must make an early termination payment to the lessor. A portion of this early termination payment is funded from monies that were pre-funded and invested at the closing of the leveraged lease transaction (along with earnings on those invested funds). The tax-exempt entity is obligated to pay the remaining, unfunded portion of this early termination payment (known as “strip coverage”) from its own sources. AGM issued financial guaranty insurance policies (known as “strip policies”) that guaranteed the payment of these unfunded strip coverage amounts to the lessor, in the event that a tax-exempt entity defaulted on its obligation to pay this portion of its early termination payment. AGM can then seek reimbursement of its strip policy payments from the tax-exempt entity, and can also sell the transferred depreciable asset and reimburse itself from the sale proceeds.

Currently, all the leveraged lease transactions in which AGM acts as strip coverage provider are breaching a rating trigger related to AGM and are subject to early termination. However, early termination of a lease does not result in a draw on the AGM policy if the tax-exempt entity makes the required termination payment. If all the leases were to terminate early and the tax-exempt entities do not make the required early termination payments, then AGM would be exposed to possible liquidity claims on gross exposure of approximately $1.2 billion as of September 30, 2014. To date, none of the leveraged lease transactions that involve AGM has experienced an early termination due to a lease default and a claim on the AGM policy. It is difficult to determine the probability that AGM will have to pay strip provider claims or the likely aggregate amount of such claims. At September 30, 2014, approximately $1.4 billion of cumulative strip par exposure had been terminated since 2008 on a consensual basis. The consensual terminations have resulted in no claims on AGM.

On July 1, 2009, AGM and DCL, acting through its New York Branch (“Dexia Crédit Local (NY)”), entered into a credit facility (the “Strip Coverage Facility”). Under the Strip Coverage Facility, Dexia Crédit Local (NY) agreed to make loans to AGM to finance all draws made by lessors on AGM strip policies that were outstanding as of November 13, 2008, up to the commitment amount. The commitment amount of the Strip Coverage Facility was $1 billion at closing of the Company's acquisition of AGMH. AGM has reduced the maximum commitment amount from time to time, after taking into account its experience with its exposure to leveraged lease transactions. Most recently, as of June 30, 2014, AGM reduced the maximum commitment amount to $495 million and agreed with Dexia Crédit Local (NY) that the commitment amount would no longer amortize on a scheduled monthly basis.

Fundings under this facility are subject to certain conditions precedent, and their repayment is collateralized by a security interest that AGM granted to Dexia Crédit Local (NY) in amounts that AGM recovers—from the tax-exempt entity, or from asset sale proceeds—following its payment of strip policy claims. On June 30, 2014, AGM and Dexia Crédit Local (NY) agreed to shorten the duration of the facility. Accordingly, the Strip Coverage Facility will terminate upon the earliest to occur of an AGM change of control, the reduction of the commitment amount to $0 in accordance with the terms of the facility, and June 30, 2024 (rather than January 31, 2042).

The Strip Coverage Facility’s financial covenants require that AGM and its subsidiaries maintain:

•a maximum debt-to-capital ratio of 30%; and

•
a minimum net worth of 75% of consolidated net worth as of July 1, 2009, plus, beginning June 30, 2015 and on each anniversary of such date, an amount equal to the product of (i) 25% of the aggregate consolidated net income (or loss) for the period beginning July 2, 2009 and ending on June 30, 2014 and (ii) a fraction, the numerator of which is the commitment amount as of the relevant calculation date and the denominator of which is $1 billion.

The Company was in compliance with all financial covenants as of September 30, 2014.

The Strip Coverage Facility contains restrictions on AGM, including, among other things, in respect of its ability to incur debt, permit liens, pay dividends or make distributions, dissolve or become party to a merger or consolidation. Most of these restrictions are subject to exceptions. The Strip Coverage Facility has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, bankruptcy or insolvency proceedings and cross-default to other debt agreements.

As of September 30, 2014, no amounts were outstanding under this facility, nor have there been any borrowings during the life of this facility.

AGM CPS Securities

In June 2003, $200 million of “AGM CPS”, money market preferred trust securities, were issued by trusts created for the primary purpose of issuing the AGM CPS, investing the proceeds in high-quality commercial paper and selling put options to AGM, allowing AGM to issue the trusts non-cumulative redeemable perpetual preferred stock (the “AGM Preferred Stock”) of AGM in exchange for cash. There are four trusts, each with an initial aggregate face amount of $50 million. These trusts hold auctions every 28 days, at which time investors submit bid orders to purchase AGM CPS. If AGM were to exercise a put option, the applicable trust would transfer the portion of the proceeds attributable to principal received upon maturity of its assets, net of expenses, to AGM in exchange for AGM Preferred Stock. AGM pays a floating put premium to the trusts, which represents the difference between the commercial paper yield and the winning auction rate (plus all fees and expenses of the trust). If an auction does not attract sufficient clearing bids, however, the auction rate is subject to a maximum rate of one-month LIBOR plus 200 basis points for the next succeeding distribution period. Beginning in August 2007, the AGM CPS Securities required the maximum rate for each of the relevant trusts. AGM continues to have the ability to exercise its put option and cause the related trusts to purchase AGM Preferred Stock. The trusts provide AGM access to new capital at its sole discretion through the exercise of the put options. As of September 30, 2014 the put option had not been exercised. The Company does not consider itself to be the primary beneficiary of the trusts. See Note 7, Fair Value Measurement, –Other Assets–Committed Capital Securities, for a fair value measurement discussion.

16.    Other Comprehensive Income

The following tables present the changes in each component of accumulated other comprehensive income and the effect of significant reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
Third Quarter 2014

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, June 30, 2014	$182	$(20)	$162
Other comprehensive income (loss) attributable to AGM before reclassifications	(1)	(1)	(2)
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(5)	20	15
Tax (provision) benefit	2	(7)	(5)
Total amount reclassified from AOCI, net of tax	(3)	13	10
Net current period other comprehensive income (loss) attributable to AGM	(4)	12	8
Balance, September 30, 2014	$178	$(8)	$170

Changes in Accumulated Other Comprehensive Income by Component
Third Quarter 2013

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, June 30, 2013	$123	$(16)	$107
Other comprehensive income (loss) attributable to AGM before reclassifications	4	(2)	2
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(1)	5	4
Tax (provision) benefit	0	(2)	(2)
Total amount reclassified from AOCI, net of tax	(1)	3	2
Net current period other comprehensive income (loss) attributable to AGM	3	1	4
Balance, September 30, 2013	$126	$(15)	$111

Changes in Accumulated Other Comprehensive Income by Component
Nine Months 2014

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2013	$105	$(19)	$86
Other comprehensive income (loss) attributable to AGM before reclassifications	79	(12)	67
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(9)	35	26
Tax (provision) benefit	3	(12)	(9)
Total amount reclassified from AOCI, net of tax	(6)	23	17
Net current period other comprehensive income (loss)	73	11	84
Balance, September 30, 2014	$178	$(8)	$170

Changes in Accumulated Other Comprehensive Income by Component
Nine Months 2013

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2012	$226	$6	$232
Other comprehensive income (loss) attributable to AGM before reclassifications	(99)	(32)	(131)
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(1)	17	16
Tax (provision) benefit	0	(6)	(6)
Total amount reclassified from AOCI, net of tax	(1)	11	10
Net current period other comprehensive income (loss)	(100)	(21)	(121)
Balance, September 30, 2013	$126	$(15)	$111

17.	Subsequent Events

Subsequent events have been considered through December 2, 2014, the date on which these financial statements were issued.